Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-166303

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell the notes and it is not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2012

Preliminary Prospectus Supplement

(To Prospectus dated November 13, 2012)

AK Steel Corporation

$125,000,000

    % Exchangeable Senior Notes due 2019

Interest payable May 15 and November 15

We are offering $125,000,000 principal amount of our     % Exchangeable Senior Notes due 2019. The notes will bear interest at a rate of     % per year, payable semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2013. The notes will mature on November 15, 2019 and will be fully and unconditionally guaranteed by our direct parent, AK Steel Holding Corporation (“AK Holding”).

Holders may exchange their notes at their option at any time prior to the close of business on the business day immediately preceding August 15, 2019 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on March 31, 2013 (and only during such calendar quarter), if the last reported sale price of the common stock of AK Holding (the “AK Holding common stock”) for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the exchange price on the last day of such preceding calendar quarter; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of AK Holding common stock and the exchange rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after August 15, 2019 until the close of business on the business day immediately preceding the maturity date, holders may exchange their notes at any time, regardless of the foregoing circumstances. Upon exchange, we will pay cash up to the aggregate principal amount of the notes to be exchanged and pay or deliver, as the case may be, cash, shares of AK Holding common stock or a combination of cash and shares of AK Holding common stock, at our election, in respect of the remainder, if any, of our exchange obligation in excess of the aggregate principal amount of the notes being exchanged, as described in this prospectus supplement.

The exchange rate will initially be              shares of AK Holding common stock per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $         per share of AK Holding common stock). The exchange rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the exchange rate for a holder who elects to exchange its notes in connection with such a corporate event in certain circumstances.

We may not redeem the notes prior to the maturity date, and no sinking fund is provided for the notes.

If a fundamental change occurs, holders may require us to repurchase for cash all or part of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. AK Holding common stock is listed on The New York Stock Exchange under the symbol “AKS.” The last reported sale price of AK Holding common stock on The New York Stock Exchange on November 9, 2012 was $5.41 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page S-14 of this prospectus supplement and under the caption “Item 1A.—Risk Factors” in AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which are incorporated herein by reference.

	Per Note	Total
Public offering price(1)	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

(1)	Plus accrued interest, if any, from November , 2012.

We have granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional $18,750,000 principal amount of notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about November     , 2012.

Joint Book-Running Managers

Credit Suisse	J.P. Morgan

Citigroup	Wells Fargo Securities	Morgan Stanley	BofA Merrill Lynch

Co-Managers

Barclays	PNC Capital Markets LLC

November    , 2012

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

If the description of this offering or the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information under the captions “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

The underwriters are offering to sell, and are seeking offers to buy, our notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Unless otherwise stated, or the context otherwise requires, references in this prospectus supplement to “we,” “us,” “our” and “the Company” are to AK Steel Holding Corporation (“AK Holding”) and its consolidated subsidiaries, including AK Steel Corporation (“AK Steel”).

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER RSA 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE OR CAUSE TO BE MADE TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

S-ii

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus supplement and the documents incorporated by reference herein that are based on our management’s beliefs and assumptions and on information available to our management at the time such statements were made. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “should” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	reduced selling prices and shipments associated with a highly competitive, cyclical steel industry and weakened economies;

•	changes in the cost of raw materials and energy;

•	severe financial hardship or bankruptcy of one or more of our major customers;

•	reduced demand in key product markets;

•	competitive pressure from increased global steel production and imports;

•	excess inventory of raw materials;

•	issues with respect to our supply of raw materials, including disruptions or quality issues;

•	disruptions to production or reduced production levels;

•	our healthcare and pension obligations and related laws and regulations, which could include the recognition of a corridor charge with respect to our pension and other postretirement benefit plans;

•	not timely reaching new labor agreements;

•	major litigation, arbitrations, environmental issues and other contingencies;

•	costs associated with environmental compliance;

•	regulatory compliance and changes;

•	climate change and greenhouse gas emission limitations and regulations;

•	financial, credit, capital or banking markets;

•	the value of our net deferred tax assets;

•	lower quantities or quality of estimated coal reserves of AK Coal Resources, Inc.

•	increased governmental regulation of mining activities; and

•	inability to hire or retain skilled labor and experienced manufacturing and mining managers.

The risk factors discussed under “Risk Factors” in this prospectus supplement, under “Item 1A.—Risk Factors” in AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and under similar headings in AK Holding’s subsequently filed Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, as well as the other risks and uncertainties described in the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus, could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. We expressly disclaim any obligation to update our forward-looking statements other than as required by law.

S-iii

SUMMARY

This summary does not include all information you should consider before investing in the notes. For a more complete understanding of the Company and the notes, we urge you to carefully read this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein in its entirety, including the sections entitled “Risk Factors,” “Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes. Unless otherwise stated, or the context otherwise requires, references in this prospectus supplement to “we,” “us,” “our” and “the Company” are to AK Holding and its consolidated subsidiaries, including AK Steel. Unless otherwise indicated, industry data contained in this prospectus supplement are derived from publicly available sources, including industry trade journals and SEC filings, which we have not independently verified.

Business Overview

We are an integrated producer of flat-rolled carbon, stainless and electrical steels and tubular products, with seven steelmaking and finishing plants located in Indiana, Kentucky, Ohio and Pennsylvania. We produce value-added carbon steels (premium-quality coated and cold-rolled) and hot-rolled carbon steel products for the automotive, infrastructure and manufacturing, and distributors and converters markets. Our stainless steel products are sold in sheet and strip form primarily to customers in the automotive industry, as well as to manufacturers of food handling, chemical processing, pollution control, medical and health equipment, and to distributors and service centers. Our electrical steels, which are iron-silicon alloys with unique magnetic properties, are sold primarily to manufacturers of power transmission and distribution transformers. Our tubular products business line, known as AK Tube, consists of finished flat-rolled carbon and stainless steel that is welded into tubing, which is used primarily in the automotive, large truck, industrial and construction markets. In addition, our operations include European trading companies which buy and sell steel and steel products and other materials.

We have the capacity to ship approximately 6.5 million tons of steel products annually, and for the year ended December 31, 2011, we shipped approximately 5.7 million tons of steel products. For the nine months ended September 30, 2012 and 2011, we shipped approximately 4.0 and 4.3 million tons of steel products, respectively. For the year ended December 31, 2011, we generated revenue, net income (loss) attributable to AK Holding and Adjusted EBITDA of $6.5 billion, ($155.6) million and $265.7 million, respectively. For the nine months ended September 30, 2012, we generated revenue, net income (loss) attributable to AK Holding and Adjusted EBITDA of $4.5 billion, ($796.9) million and $164.4 million, respectively. See “Summary Historical Financial and Operating Data” for a reconciliation of Adjusted EBITDA to net income (loss).

During 2011, we entered into a joint venture (“Magnetation”) whereby we acquired a 49.9% equity interest in Magnetation LLC, a company headquartered in Minnesota that produces iron ore concentrate from previously-mined ore reserves. In addition, we purchased a private company headquartered in Pennsylvania that we renamed AK Coal Resources, Inc. (“AK Coal”), which controls and is developing metallurgical coal reserves. These investments will supply approximately 50% of our annual iron ore and coal needs and are intended to provide a financial hedge against global market price increases and to enable us to acquire key raw materials at a substantial discount to the market price. Although the full benefit of these investments will likely not be realized until 2015 or later, we will start to see some of the benefits in 2013.

For additional information regarding our customers, markets, properties, and raw material needs, please refer to AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein.

Competitive Strengths

Diverse product offering and flexible operating facilities. We are the only domestic flat-rolled steel producer with a significant presence in carbon, stainless and electrical steels. Our diverse product portfolio includes value-added products, such as coated, cold-rolled, stainless and electrical steels, as well as commodity products, such as hot-rolled carbon steels. We are one of the few domestic steel producers that operate both blast furnaces and electric-arc furnaces. The majority of our steelmaking facilities are integrated with production and downstream operations, which provides us the flexibility to manufacture a wide variety of products at each facility. The ability to maximize production across a variety of steel products in order to meet market demand allows our facilities to run at higher-than-average utilization rates. Moreover, our facilities are strategically located in close proximity to many of our customers, leading to reduced transportation costs and efficiency gains in product lead-times when compared to our peers. Through our diverse product offering and flexible manufacturing facilities, we are able to tailor our product mix to meet evolving end-market demand and enhance profit margins.

Industry leader in our chosen high-end, value-added products serving attractive end markets with strong long-term growth fundamentals. We have leading market positions in certain segments of the automotive market and in the electrical/power generation and distribution end-markets. We are a premier producer of coated steel for exposed automotive applications, such as painted automotive surfaces. These high-specification varieties of carbon steel are difficult to produce and are sold to demanding customers, where quality, reliable delivery, service and support are key requirements. We are also a market leader in 400-series chrome and specialty grade stainless steels, and the largest North American supplier of stainless steel for automotive exhaust system components. According to IHS Automotive, North American vehicle production is forecasted to grow 3.8% annually from 15.1 million units in 2012 to 16.9 million units in 2015. We are also one of the only full-line domestic producers of high-value, energy-efficient grain-oriented electrical steels (“GOES”), which are sold to both domestic and international manufacturers of power transmission and distribution transformers, as well as electrical motors and generators in the infrastructure and manufacturing markets. We believe the long-term growth fundamentals for GOES remain strong, with demand driven by the electrification of emerging economies, the improvement of an aging electrical infrastructure in developed economies, and new energy efficiency standards established in the United States. We have a significant exposure to the building and construction end-market, leaving us poised to benefit from a rebound in non-residential construction. McGraw-Hill and Euroconstruct have forecast U.S. residential and non-residential spending trends to grow by 32.0% and 19.2% per annum from 2012 to 2015, respectively. We believe our superior product quality, on-time delivery and excellent customer service differentiate us from our peers.

Lean operational structure with a focus on quality, productivity and safety. We are focused on reducing our operating costs to optimize our profitability in a number of ways:

•

Efficient and cost effective workforce. All of our facilities have cost-competitive and flexible labor force agreements, which allow us to make changes to our operations as needed. We have reduced our employees by approximately 27% since 2003, while our tons shipped per employee has increased approximately 33% over the same time period. Our smaller, more flexible workforce now has fewer job categories, which greatly increases labor productivity and reduces work rule complexity. Over the course of the last several years, the Company has negotiated progressive labor agreements that have significantly reduced total employment costs at all of our union-represented facilities.

•

Continued productivity improvements across all of our facilities. We have implemented continuous productivity improvements across all of our facilities to make them more efficient. From 2006 through 2011, the rate of internal rejects as a percentage of production decreased from 0.71% to 0.42%, while the rate of internal retreats as a percentage of production decreased from 1.05% to 0.69%.

•

Industry-leading safety performance. According to AISI reports, our Total Recordable Injury Rate is approximately 6 times better than the overall steel industry average. Safety is a critical component in order to be able to efficiently run our operations and maintain strong morale in our workforce.

Strong balance sheet and liquidity. Our financial position is strong, with total liquidity (cash and cash equivalents and availability under our Credit Facility, subject to customary borrowing conditions, including a borrowing base) of $605 million as of September 30, 2012 ($1.2 billion pro forma for this offering and the concurrent offerings described below). Improved working capital management remains a focus, and we continue to manage our pension/OPEB obligations, which has resulted in a reduction of our pension/OPEB liability from $3.3 billion at December 31, 2003 to $1.6 billion at September 30, 2012. We remain committed to investing in new and profitable growth projects that will have a lasting and sustaining impact on our future profitability.

Experienced management team. We have an experienced management team with significant operating experience in the steel industry. Our top ten executives collectively have over 200 years of steel industry experience, and have been with AK Steel for an average of 14 years. This team continues to direct the Company’s strategic evolution and has positioned it to grow in the years ahead.

Business Strategy

We have embarked on a program to lower our costs and enhance our margins. We estimate that the total potential annual margin benefits of these strategic actions will be approximately $200 million when fully executed, as described and subject to the assumptions below.

•

Magnetation. In 2011, we entered into a joint venture whereby we acquired a 49.9% equity interest in Magnetation, a company headquartered in Minnesota that produces iron ore concentrate from previously-mined ore reserves. Magnetation currently operates two plants that produce iron ore concentrate at an annual rate of approximately 1.2 million tons, and AK Steel is entitled to 49.9% of the profits generated. Plans are currently underway for Magnetation to construct an iron ore pelletizing plant to supply approximately 50% of our iron ore pellet needs by 2015 at a price that we expect will compare favorably to expected market levels. AK Steel has contributed $125.0 million to the joint venture (with another $22.5 million remaining for the first phase) and has committed to contribute an additional $150.0 million in total over the next three years for the second phase of the joint venture, which includes construction of a pellet plant and related facilities. The estimated benefits associated with Magnetation will vary based on the market price of iron ore, which fluctuates with the IODEX. While the future pricing of iron ore is not known, we currently estimate that our annual margin benefit attributable to Magnetation when a planned Magnetation pellet plant is fully operational would be approximately $60.0 million, $90.0 million and $130.0 million based on an assumed IODEX of $100, $120 and $140 per metric ton, respectively. This estimated benefit assumes the design and development of the pellet plant is successfully completed, including site selection and permitting and Magnetation is successful in obtaining financing for its capital needs, and reflects our current estimate of construction and operating costs. Actual results could differ.

•

AK Coal. In 2011, we acquired all the stock of AK Coal, which controls, through ownership and lease, and is developing estimated reserves exceeding 20 million tons of low volatile metallurgical coal in Pennsylvania. We expect AK Coal to achieve run-rate production of approximately 1 million tons by 2015 (approximately 50% of our projected metallurgical coal requirements), with initial production expected in 2013. Remaining investments are estimated to be approximately $56.0 million over the next three to four years. The estimated benefits associated with AK Coal will vary based on the market price of low volatile metallurgical coal. While the future pricing of metallurgical coal is not known, we currently estimate that our annual margin benefit attributable to AK Coal when fully operational would be approximately $20.0 million, $30.0 million and $40.0 million based on assumed low volatile metallurgical coal of $110, $120 and $130 per net ton, respectively. This estimated benefit assumes the development of the mine is successfully completed and required permits are obtained, and reflects our current estimate of capital investment and operating costs. Actual results could differ.

•

Other cost reduction initiatives. Other strategic initiatives to lower our costs include the higher utilization of our production facilities and the implementation of a strategic purchasing procurement system. We estimate that by improving our operating rates by 10%, we would achieve annual cost improvements totaling approximately $40.0 million. Our estimated annual cost savings with the implementation of our strategic purchasing system are approximately $25.0 million.

We believe that by achieving 50% self-sufficiency in our iron ore and coal input requirements, we will benefit from significantly lower costs and reduced volatility in our cost structure.

Continue exploiting our operating flexibility to enhance margins. We will continue to focus on maximizing margins by tailoring our product mix to meet our customers’ needs. Our manufacturing flexibility allows us to move across the value-added product spectrum opportunistically, while targeting varied exposures to different end markets, depending on where we can achieve the best returns. For instance, we are currently pursuing higher levels of contract business and more exposure to the robust automotive end market. Our level of flat-rolled business based on contract sales has increased from 57% in 2011 to 64% in the third quarter ended September 30, 2012. Contract business allows us to schedule our production runs with increased efficiency and less volatility, thus providing improved margin. In the automotive end market, our shipments are expected to grow approximately 20% for the full year of 2012, while overall North American light vehicle production is estimated to grow by approximately 15%. Furthermore, we expect our operational flexibility to allow us to meaningfully benefit from a potential building and housing recovery cycle.

Pursue incremental growth opportunities through the development of next generation steel products to increase profitability. We continue to develop innovative, next-generation products in response to customer demand for advanced high strength steel (“AHSS”). An example of this is the recent commercial success we achieved with the launch of ULTRALUMETM, a high performance, boron steel product for the automotive industry that provides fuel-efficient light-weight gauge material meeting our automotive customers’ specifications. Separately, we are designing more efficient electrical steel for transformer applications, and we are opening new end-markets by advancing carbon and stainless products into hydraulic fracking and offshore energy applications. We believe our growth initiatives will lead to higher utilization rates and improved margins.

Maintain a strong balance sheet with sufficient liquidity to achieve our strategic vision. We believe the proposed offering and the concurrent offerings will provide additional liquidity to meet the capital needs required to fund our raw material vertical integration strategy and position us to generate cash flow in excess of current levels. We also remain committed to the continued reduction of our pension/OPEB-related liabilities.

Recent Developments

Similar to the pattern of the last couple of years, we have seen a strong increase in our order book in the month of October compared to the preceding September. We have also seen an increase in pricing for carbon flat rolled steel products and issued two carbon flat rolled steel price increases so far in the fourth quarter. These carbon steel price increases were driven in large part by increases in carbon scrap prices in both October and November. The majority of the benefits associated with these price increases will not be realized until the first quarter of 2013, however, principally because a significant portion of the carbon steel products we will ship in the fourth quarter was sold prior to the price increases and because of a lag between when a price increase occurs and the time it takes for the purchased product to work its way through inventory to being shipped.

We expect our average selling price for all products for the fourth quarter of 2012 to decline, compared to the third quarter of 2012, which is largely the result of lower average spot market prices for carbon steel products, compared to the third quarter. The expectation of lower prices is due primarily to a decline in global economic and business conditions, and reduced raw material surcharges, due to lower raw material costs. We have also begun to experience lower costs for raw materials, but we do not expect the lower average selling prices we project for the fourth quarter will be fully offset by reduced raw material costs, principally due to the lag between the time period used to determine the price of certain key raw materials, in particular iron ore, and when those raw materials are actually purchased.

We also expect that, despite a projected pre-tax loss, we will record a non-cash income tax charge for the fourth quarter of 2012, including for the expected change in a tax valuation allowance on our deferred tax assets, as well as a non-cash pension-related corridor charge, resulting in a net loss.

Additional Information

AK Holding and AK Steel are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 9227 Centre Pointe Drive, West Chester, Ohio 45069, and our telephone number at that address is (513) 425-5000. Our internet address is www.aksteel.com. Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus supplement is not part of this prospectus supplement.

Concurrent Offerings

Concurrently with this offering of notes, we are offering $350.0 million aggregate principal amount of senior secured notes and AK Holding is offering 25,000,000 shares of its common stock, the proceeds of which will be used to repay borrowings under our Credit Facility and the remainder, if any, for general corporate purposes. Closing of the other offerings is not conditioned on the closing of this offering, and closing of this offering is not conditioned on the closing of the other offerings.

Information regarding our offering of notes in this prospectus supplement is neither an offer to sell nor a solicitation of an offer to buy the common stock, senior secured notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the common stock or senior secured notes. The senior secured notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” and “us” refer to AK Steel Corporation and not to its consolidated subsidiaries, and “AK Holding” refers to AK Steel Holding Corporation only.

Issuer	AK Steel Corporation, a Delaware corporation.

Securities	$125,000,000 principal amount of % Exchangeable Senior Notes due 2019 (plus up to an additional $18,750,000 principal amount in respect of the underwriters’ option to purchase additional notes).

Maturity	November 15, 2019, unless earlier repurchased or exchanged.

Interest	% per year. Interest will accrue from November , 2012 and will be payable semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2013. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Parent Guarantee	The notes will be fully and unconditionally guaranteed on a senior unsecured basis by AK Holding, our direct parent, as described herein.

Exchange Rights	Holders may exchange their notes at their option prior to the close of business on the business day immediately preceding August 15, 2019, in multiples of $1,000 principal amount, only under the following circumstances:

•

during any calendar quarter commencing after the calendar quarter ending on March 31, 2013 (and only during such calendar quarter), if the last reported sale price of the common stock of AK Holding (“AK Holding common stock”) for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the exchange price on each applicable trading day;

•

during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes—Exchange Rights—Exchange Upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of AK Holding common stock and the exchange rate on each such trading day; or

•	upon the occurrence of specified corporate events described under “Description of Notes—Exchange Rights—Exchange Upon Specified Corporate Events.”

On or after August 15, 2019 until the close of business on the business day immediately preceding the maturity date, holders may exchange their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The exchange rate for the notes is initially shares of AK Holding common stock per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $ per share of AK Holding common stock), subject to adjustment as described in this prospectus supplement.

Upon exchange, we will pay cash up to the aggregate principal amount of the notes to be exchanged and pay or deliver, as the case may be, cash, shares of AK Holding common stock or a combination of cash and shares of AK Holding common stock, at our election, in respect of the remainder, if any, of our exchange obligation in excess of the aggregate principal amount of the notes being exchanged.

In addition, following certain corporate events that occur prior to the maturity date, we will increase the exchange rate for a holder who elects to exchange its notes in connection with such a corporate event in certain circumstances as described under “Description of Notes—Exchange Rights—Adjustment to Shares Delivered Upon Exchange Upon a Make-Whole Fundamental Change.”

You will not receive any additional cash payment or additional shares of AK Holding common stock representing accrued and unpaid interest, if any, upon exchange of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash and shares, if any, of AK Holding common stock paid or delivered, as the case may be, to you upon exchange of a note.

No Redemption	We may not redeem the notes prior to the maturity date and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental Change	If a “fundamental change” (as defined in this prospectus supplement under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) occurs, subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require us to Repurchase Notes.”

Ranking	The notes will be our senior unsecured obligations and will rank:

•	senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to any of our unsecured indebtedness that is not so subordinated;

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of September 30, 2012, our total indebtedness was $1.393 billion, of which an aggregate of $469.7 million was secured indebtedness of ours, and our subsidiaries and consolidated variable interest entities had $44.8 million and $435.7 million, respectively, of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes) and the use of proceeds therefrom (assuming all proceeds are used to repay borrowings under our Credit Facility), but not the concurrent offerings described herein, our total indebtedness would have been $ billion.

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Use of Proceeds	We estimate that the proceeds from this offering will be approximately $ million (or $ million if the underwriters exercise their option to purchase additional notes in full), after deducting fees and estimated expenses. We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent offerings of our senior secured notes and AK Holding’s shares of common stock, to repay borrowings under our Credit Facility and the remainder, if any, for general corporate purposes. See “Use of Proceeds.”

Concurrent Offerings	Concurrently with this offering of notes, we are offering $350.0 million aggregate principal amount of senior secured notes and AK Holding is offering 25,000,000 shares of its common stock, the proceeds of which will be used to repay borrowings under our Credit Facility and the remainder, if any, for general corporate purposes. Closing of the other offerings is not conditioned on the closing of this offering, and closing of this offering is not conditioned on the closing of the other offerings.

Information regarding our offering of notes in this prospectus supplement is neither an offer to sell nor a solicitation of an offer to buy the common stock, senior secured notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the common stock, senior secured notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful. The senior secured notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Conflicts of Interest	More than 5% of the net proceeds of the offering will be received by each of Bank of America N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, Citibank, N.A., an affiliate of Citigroup Global Markets Inc., and Wells Fargo Capital Finance, LLC, an affiliate of Wells Fargo Securities, LLC, and additional net proceeds will be received by affiliates of certain other underwriters, as repayment of the borrowings we have received from these lenders under our asset-backed revolving credit facility. Because Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are participating underwriters in this offering, a “conflict of interest” is deemed to exist under the applicable provisions of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121, which require that a “qualified independent underwriter,” as defined by the FINRA rules, participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence in respect thereto. Morgan Stanley & Co. LLC is serving in that capacity. We have agreed to indemnify Morgan Stanley & Co. LLC against certain liabilities incurred in connection with acting as qualified independent underwriter for the offering, including liabilities under the Securities Act. In addition, in accordance with Rule 5121, none of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, nor any other underwriter that is deemed to have a “conflict of interest” under the FINRA rules, will make sales to discretionary accounts without the prior written consent of the customer.

Absence of a Public Market for the Notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. Federal Income Tax Consequences	For the U.S. federal income tax consequences of the holding, disposition and exchange of the notes, and the holding and disposition of shares of AK Holding common stock, see “Material U.S. Federal Income Tax Consequences.”

New York Stock Exchange Symbol for AK Holding Common Stock	AK Holding common stock is listed on The New York Stock Exchange under the symbol “AKS.”

Trustee, Paying Agent and Exchange Agent	U.S. Bank, National Association.

Unless otherwise indicated, all information in this prospectus supplement assumes the underwriters’ option to purchase additional notes has not been exercised.

Risk Factors

Investing in the notes involves risks. You should carefully consider the risk factors set forth under “Risk Factors” beginning on page S-14 in this prospectus supplement, under “Item 1A—Risk Factors” in AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and under similar headings in AK Holding’s subsequently filed Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, as well as the other risks and uncertainties described in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, prior to making an investment in the notes.

SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

The following summary historical consolidated financial data as of and for the nine months ended September 30, 2012 and 2011 has been derived from our unaudited condensed consolidated financial statements, and the summary historical consolidated financial data as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011 has been derived from our audited consolidated financial statements, which are incorporated by reference in this prospectus supplement. The historical consolidated financial data as of December 31, 2009 has been derived from our audited consolidated financial statements, which are not included or incorporated by reference in this prospectus supplement.

This information is only a summary. You should read the data set forth in the table below in conjunction with our unaudited condensed consolidated financial statements and the accompanying notes as of and for the nine months ended September 30, 2012 and 2011 and our audited consolidated financial statements and the accompanying notes as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011, which are incorporated by reference herein, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, each of which is incorporated by reference in this prospectus supplement.

	Year Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
	(dollars in millions, except per share and per ton data)
Net sales	$4,076.8	$5,968.3	$6,468.0	$4,958.8	$4,510.6
Costs of products sold (exclusive of items below)	3,725.6	5,643.2	6,036.8	4,585.2	4,186.4
Selling and administrative expenses (exclusive of items below)	188.3	204.0	215.4	161.6	158.5
Depreciation	204.6	197.1	185.0	139.3	144.9
Pension and other postretirement benefits expense (income) (exclusive of corridor charge shown below)	28.4	(14.9)	(36.0)	(26.7)	(28.0)
Pension corridor charge	—	—	268.1	—	—
Other operating items:
Ashland coke plant shutdown charges	—	63.7	—	—	—
Butler retiree benefit settlement costs	—	9.1	—	—	—

Total operating costs	4,146.9	6,102.2	6,669.3	4,859.4	4,461.8

Operating profit (loss)	(70.1)	(133.9)	(201.3)	99.4	48.8
Interest expense	37.0	33.0	47.5	33.7	60.4
Other income (expense)	9.1	(7.6)	(5.3)	(1.3)	1.9

Income (loss) before income taxes	(98.0)	(174.5)	(254.1)	64.4	(9.7)
Income tax provision due to tax law changes	5.1	25.3	2.0	—	—
Income tax provision (benefit)	(25.1)	(69.1)	(96.0)	29.6	767.3

Total income tax provision (benefit)	(20.0)	(43.8)	(94.0)	29.6	767.3

Net income (loss)	(78.0)	(130.7)	(160.1)	34.8	(777.0)
Less: Net income (loss) attributable to noncontrolling interests	(3.4)	(1.8)	(4.5)	(3.5)	19.9

Net income (loss) attributable to AK Holding	$(74.6)	$(128.9)	$(155.6)	$38.3	$(796.9)

Basic and diluted earnings per share:
Net income (loss) per share attributable to AK Holding common stockholders	$(0.68)	$(1.17)	$(1.41)	$0.35	$(7.21)

	Year Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
Other financial data:
Capital investments(1)	$(109.5)	$(117.1)	$(101.1)	$(88.0)	$(31.8)
Net cash flows from operating activities	58.8	(132.4)	(180.5)	(355.4)	(387.9)
Net cash flows from investing activities	(133.4)	(266.3)	(420.2)	(250.5)	(82.8)
Net cash flows from financing activities	(26.4)	153.8	425.9	447.8	475.8
Balance sheet data (as of period end):
Cash and cash equivalents	$461.7	$216.8	$42.0	$58.7	$47.1
Working capital	889.4	559.6	137.3	366.3	450.0
Total assets	4,274.7	4,188.6	4,449.9	4,580.4	3,920.7
Current portion of long-term debt (including borrowings under the Credit Facility classified as short-term)	0.7	0.7	250.7	295.7	42.7
Long-term debt (excluding current portion)	605.8	650.6	650.0	650.2	1,349.5
Current portion of pension and postretirement benefit obligations	144.1	145.7	130.0	111.6	125.4
Pension and other postretirement benefit obligations (excluding current portion)	1,856.2	1,706.0	1,744.8	1,472.2	1,503.4
Total equity (deficit)	880.1	641.1	377.2	619.4	(413.9)
Other data (unaudited):
Cash dividend declared per common share	$0.20	$0.20	$0.20	$0.15	$0.10
Amortization(2)	$12.3	$15.0	$14.1	$11.1	$11.4
Adjusted EBITDA(3)	$156.4	$144.3	$265.7	$253.6	$164.4
Steel shipments (net thousand tons)	3,935.5	5,660.9	5,698.8	4,288.9	4,025.2
Average selling price per ton	$1,036	$1,054	$1,131	$1,151	$1,120
Adjusted EBITDA per ton	$40	$25	$47	$59	$41

(1)	Excludes operations of Middletown Coke Company, LLC (“SunCoke Middletown”), an affiliate of SunCoke Energy, Inc., which are consolidated in our results although we do not own an equity interest in SunCoke Middletown.
(2)	Amortization excludes amounts that are included in interest expense.
(3)	Adjusted EBITDA is defined as net income (loss) attributable to AK Holding, plus income tax provision (benefit), net interest expense, depreciation, amortization and special charges. Adjusted EBITDA is presented because we believe it enhances investors’ understanding of our financial and operating results and is a useful indicator of our performance and our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA is not necessarily comparable to similarly titled measures used by other companies.

In certain of our disclosures in this prospectus supplement, we have adjusted EBITDA to exclude a pension corridor accounting charge, Ashland coke plant shutdown charges and Butler Retiree Settlement costs. We have made these adjustments because we believe that it enhances the understanding of our financial results. We believe that reporting adjusted EBITDA with these items excluded more clearly reflects our current operating results and provides investors with a better understanding of our overall financial performance. In addition, the adjusted results, although not financial measures under GAAP, facilitate the ability to compare our financial results to those of our competitors and to our prior financial performance by excluding items which otherwise would distort the comparison. For example, we believe that the corridor method of accounting for pension and other postretirement obligations is rarely used by other publicly traded companies. In addition, although the corridor charge reduces reported operating and net income, it is a non-cash charge. With respect to the Ashland coke plant shutdown charges and the Butler Retiree Settlement costs, these are one-time charges that do not relate to our normal operations.

We believe that the above non-GAAP measures, when analyzed in conjunction with our GAAP results and the accompanying reconciliations, provide additional insight into the financial trends of our business versus the GAAP results alone. You should not rely on non-GAAP measures as a substitute for any GAAP financial measure and we encourage you to review the reconciliations of non-GAAP measures to the comparable GAAP financial measures.

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss) attributable to AK Holding:

	Year Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
	(dollars in millions, except per ton data)
Net income (loss) attributable to AK Holding	$(74.6)	$(128.9)	$(155.6)	$38.3	$(796.9)
Noncontrolling interests	(3.4)	(1.8)	(4.5)	(3.5)	19.9
Income tax provision (benefit)	(20.0)	(43.8)	(94.0)	29.6	767.3
Interest expense	37.0	33.0	47.5	33.7	60.4
Interest income	(2.7)	(1.6)	(0.5)	(0.4)	(0.3)
Depreciation	204.6	197.1	185.0	139.3	144.9
Amortization	12.3	15.0	14.1	11.1	11.4

EBITDA	153.2	69.0	(8.0)	248.1	206.7
Special charges(a)	—	72.8	268.1	—	—
Less: EBITDA of noncontrolling interests	(3.2)	(2.5)	(5.6)	(5.5)	42.3

Adjusted EBITDA	$156.4	$144.3	$265.7	$253.6	$164.4

Adjusted EBITDA per ton	$40	$25	$47	$59	$41

(a)	Special charges include (i) a pension corridor charge of $268.1 million in 2011 and (ii) $63.7 million for the shutdown of the Ashland coke plant and a $9.1 million charge taken in connection with the Butler retiree benefit settlement costs in 2010.

RISK FACTORS

An investment in the notes involves significant risks. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference in this prospectus supplement and the accompanying prospectus from AK Holding’s Annual Report under the headings “Incorporation by Reference” and “Risk Factors” and other filings we may make from time to time with the SEC.

Risks Related to Our Business

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Risk of reduced selling prices and shipments associated with a highly competitive, cyclical industry and weakened economies. Historically, the steel industry has been a cyclical industry. The recovery from the dramatic downturn in the domestic and global economies which began in the fall of 2008 has been slow and uneven across various industries and sectors. The lingering effects of the recession continue to adversely affect demand for our products. Although pricing and shipments have improved compared to the severe recessionary conditions of 2009, net sales have not yet returned to pre-2009 levels, and net sales have been weaker than in 2011. Market conditions deteriorated after the first quarter of 2012 as a result of:

•	a longer-than-previously-expected time frame for U.S. economic recovery and heightened uncertainty with respect to the direction of the economy in the United States;

•	greater widespread uncertainty and deterioration in the economies of Western Europe, caused chiefly by currency devaluations, high debt levels and reduced government and private sector spending;

•	the effects of a slowdown in the Chinese economy, including increases in exports of some categories of Chinese steel to the United States;

•

increased competition in the United States from (a) imports, driven principally by the slowdown in the Chinese economy and reduced demand elsewhere in the world, and (b) non-sustainable pricing practices by certain domestic steel competitors in bankruptcy or with new or expanded production capacity in the United States; and

•

decreases in scrap steel exports from the United States to Europe as a result of lower foreign demand and currency devaluations, which results in greater scrap supply and lower scrap pricing in the United States and provides a competitive advantage to mini-mill producers who utilize more scrap in their steel production than integrated mills like us.

These conditions directly impact spot market pricing for our products, and in particular our carbon steel products. They also may adversely impact our efforts to negotiate higher prices with our contract customers. At this time, it is impossible to determine when or if the domestic and/or global economies will return to pre-recession levels. Thus there is a risk of continued adverse impact on demand for our products, the prices for those products, and our sales and shipments of those products as a result of the ongoing weakness in the economy. In addition, global economic conditions remain fragile and the possibility remains that the domestic or global economies, or certain industry sectors of those economies that are key to our sales, may not recover as quickly as anticipated, or could deteriorate, which likely would result in a corresponding fall in demand for our products and negatively impact our business, financial results and cash flows.

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Risk of changes in the cost of raw materials and energy. The price which we pay for energy and key raw materials, such as iron ore, coal, natural gas and scrap, can fluctuate significantly based on market factors. The prices at which we sell steel will not necessarily change in tandem with changes in our raw material and energy costs. A portion of our shipments are in the spot market, and pricing for these products fluctuates based on prevailing market conditions. The remainder of our shipments are pursuant to contracts typically having durations of six months or more. A portion of those contracts contain fixed prices that do not allow us to pass through changes in the event of increases or decreases in raw material and energy costs. However, a significant majority of our shipments to contract customers are pursuant to contracts with variable-pricing mechanisms that allow AK Steel to adjust the price or to impose a surcharge based upon changes in certain raw material and energy costs. Those adjustments, however, do not always reflect all of our underlying raw material and energy cost changes. The scope of the adjustment may be limited by the terms of the negotiated language or by the timing of when the adjustment is effective relative to a cost increase. For shipments made to the spot market, market conditions or timing of sales may not allow us to recover the full amount of an increase in raw material or energy costs. As a result of the factors set forth above with respect to spot market sales and contract sales, we are not always able to recover through the price of our steel the full amount of cost increases associated with our purchase of energy or key raw materials. In such circumstances a significant increase in raw material or energy costs likely would adversely impact our financial results and cash flows. Conversely, we lock in raw material prices over a period of time and our financial results and cash flows can be affected when raw material prices decline, as such declines may coincide with lower steel prices, compressing our margins. The prices of commodities such as iron ore and coal have been meaningfully lower in the fourth quarter than earlier this year, but due to our existing inventory levels and the terms of our raw materials contracts, we are not yet experiencing the full benefit of lower raw materials costs (which is adversely affecting our margins) and do not expect to do so in a significant manner until 2013. The impact of this risk is particularly significant with respect to iron ore because of the volume used by our operations and the associated costs. Our exposure to the risk of price increases with respect to iron ore and coal has been reduced by virtue of our recent investments in an iron ore joint venture and in the acquisition of coal reserves. These investments are expected over time to enable us to acquire approximately one half of our annual iron ore and coal needs at prices that are less exposed to market fluctuations and are below current market prices, but there is a risk that the volume of iron ore and coal acquired by us through these investments will be less than that due to delays in development or otherwise, or that the cost of raw materials from these operations will be higher than expected. To the extent that we must acquire our iron ore and coal at market prices, the overall trend of these prices remains high in comparison to historical prices. Going forward, cost increases could be significant again with respect to iron ore and coal, as well as certain other raw materials, such as scrap. The impact of significant fluctuations in the price we pay for our raw materials can be exacerbated by our “last in, first out” (“LIFO”) method for valuing inventories when there are significant changes in the cost of raw materials or energy or in our raw material inventory levels as well as our finished and semi-finished inventory levels. The impact of LIFO accounting may be particularly significant with respect to period-to-period comparisons.

•

Risk of severe financial hardship or bankruptcy of one or more of our major customers. Many, if not most, of our customers have shared the financial and operational challenges faced by us during the severe recession that began in late 2008 and the measured and uneven economic domestic and global recovery that has followed. For example, with respect to our customers in the automotive industry, although total light vehicle sales in the United States rose in 2011 as compared to 2010, the domestic automotive industry continues to experience significantly reduced light vehicle sales compared to recent historical levels. In the event of a significant weakening of economic conditions, whether as a result of secular or cyclical issues, it could lead to financial difficulties or even bankruptcy filings by our customers. We could be adversely impacted by such financial hardships or bankruptcies. The nature of that impact most likely would be lost sales or losses associated with the potential inability to collect all outstanding accounts receivables. Such an event could negatively impact our financial results and cash flows.

•

Risk of reduced demand in key product markets. The automotive and housing markets are important elements of our business. Though conditions have improved since the severe economic downturn that started in the fall of 2008, particularly with respect to the automotive market, both markets continue to be significantly depressed compared to pre-recession levels. If demand from one or more of our major automotive customers were to be reduced significantly as a result of a renewed severe economic downturn or other causes, it likely would negatively affect our sales, financial results and cash flows.

Similarly, if demand for our products sold to the housing market were to be further reduced significantly, it could negatively affect AK Steel’s sales, financial results and cash flows.

•

Risk of increased global steel production and imports. Actions by our foreign or domestic competitors to increase production in and/or exports to the United States could result in an increased supply of steel in the United States, which could result in lower prices for and shipments of our products and negatively impact our sales, financial results and cash flows. In fact, significant planned increases in production capacity in the United States have been announced, and in some cases completed, by competitors of AK Steel and new steelmaking and finishing facilities have begun production. In addition, foreign competitors, especially those in China, have substantially increased their production capacity in the last few years, while others have seemingly targeted the U.S. market for imports of certain higher value products, including electrical steels. These and other factors have contributed to a high level of imports of foreign steel into the United States in recent years and create a risk of even greater levels of imports, depending upon foreign market and economic conditions, the value of the U.S. dollar relative to other currencies, and other such variables beyond our control. A significant increase in foreign imports would adversely affect our sales, financial results and cash flows.

•

Risks of excess inventory of raw materials. We have certain raw material supply contracts, particularly with respect to iron ore, which have terms providing for minimum annual purchases, subject to exceptions for force majeure and other circumstances. If our need for a particular raw material is reduced for an extended period significantly below what was projected at the time the applicable contract was entered into, or what was projected at the time an annual nomination was made under that contract, we could be required to purchase quantities of raw materials, particularly iron ore, which exceed our anticipated annual needs. If that circumstance were to occur, and if we were not successful in reaching agreement with a particular raw material supplier to reduce the quantity of raw materials it purchases from that supplier, then we would likely be required to purchase more of a particular raw material in a given year than it needs, negatively impacting our financial results and cash flows. The impact on financial results could be exacerbated by our LIFO method for valuing inventories, which could be affected by changes in our raw material inventory levels, as well as our finished and semi-finished inventory levels. The impact of LIFO accounting may be particularly significant with respect to period-to-period comparisons.

•

Risk of supply chain disruptions or poor quality of raw materials. Our sales, financial results and cash flows could be adversely impacted by transportation, raw material or energy supply disruptions, or poor quality of raw materials, particularly scrap, coal, coke, iron ore, alloys and purchased carbon slabs. Such disruptions or quality issues, whether the result of severe financial hardships or bankruptcies of suppliers, natural or man-made disasters or other adverse weather events, or other unforeseen circumstances or events, could reduce production or increase costs at one or more of our plants.

•

Risk of production disruption or reduced production levels. When business conditions permit, we operate our facilities at production levels at or near capacity. High levels of production are important to our financial results because they enable us to spread our fixed costs over a greater number of tons. Production disruptions could be caused by the idling of facilities due to reduced demand, such as resulting from the recent economic downturn. Such production disruptions also could be caused by unanticipated plant outages or equipment failures, particularly under circumstances where we lack adequate redundant facilities, such as with respect to our hot mill. In addition, the occurrence of natural or man-made disasters, adverse weather conditions, or similar events or circumstances could significantly disrupt our operations, negatively impact the operations of other companies or contractors we depend upon in our operations, or adversely affect customers or markets to which we sell our products. Any such significant disruptions or reduced levels of production would adversely affect our sales, financial results and cash flows.

•

Risks associated with our healthcare obligations. We provide healthcare coverage to our active employees and to a significant portion of our retirees, as well as to certain members of their families. We are self-insured with respect to substantially all of our healthcare coverage. While we have substantially mitigated our exposure to rising healthcare costs through cost sharing, healthcare cost caps and the establishment of Voluntary Employee Benefit Associations, the cost of providing such healthcare coverage may be greater on a relative basis for us than for other steel companies against whom we compete because such competitors either provide a lesser level of benefits, require that their participants pay more for the benefits they receive, or do not provide coverage to as broad a group of participants (e.g., they do not provide retiree healthcare benefits). In addition, existing or new federal healthcare legislation could adversely affect our financial condition through increased costs in the future.

•

Risks associated with our pension obligations. Our pension trust is currently underfunded to meet our long-term obligations, primarily as a result of below-expectation investment returns in the early years of the prior decade, as well as the dramatic decline in the financial markets that began in late 2008. The extent of underfunding is directly affected by changes in interest rates and asset returns in the securities markets. It also is affected by the rate and age of employee retirements, along with actual experience compared to actuarial projections. These items affect pension plan assets and the calculation of pension obligations and expenses. Such changes could increase the cost to us of those obligations, which could have a material adverse effect on our results and our ability to meet those obligations. In addition, changes in the law, rules, or governmental regulations with respect to pension funding could also materially and adversely affect the cash flow of us and our ability to meet our pension obligations. In addition, under the method of accounting used by us with respect to our pension obligations, we are required to recognize into our results of operations, as a non-cash “corridor” adjustment, any unrecognized actuarial net gains or losses that exceed 10% of the larger of projected benefit obligations or plan assets. These corridor adjustments are driven mainly by changes in assumptions and by events and circumstances beyond our control, primarily changes in interest rates, performance of the financial markets, healthcare cost trends and mortality and retirement projections. A corridor adjustment, if required after a re-measurement of our pension obligations, historically has been recorded in the fourth quarter of the fiscal year. In past years, corridor adjustments have had a significant negative impact on our financial statements in the year in which a charge was recorded (though the immediate recognition of the charge in that year has the beneficial effect of reducing its impact on future years). It is highly likely that we will record a corridor adjustment in the fourth quarter of 2012 based on the anticipated applicable discount rates and asset values on December 31, 2012. If the adjustment were to be made using current levels, the charge would be significant and have a negative impact on our financial statements for the fiscal year 2012.

•

Risk of not reaching new labor agreements on a timely basis. Most of our hourly employees are represented by various labor unions and are covered by collective bargaining agreements with expiration dates between March 2013 and October 2016. Three of those contracts are scheduled to expire in 2013. The labor contract with the United Auto Workers, Local 3462, which represents approximately 337 hourly employees at the Company’s Coshocton Works located in Coshocton, Ohio, expires on March 31, 2013. The labor agreement with the United Steel Workers, Local 1865, which represents approximately 822 hourly employees at the Company’s Ashland Works located in Ashland, Kentucky, expires on September 1, 2013. The labor contract with the United Auto Workers, Local 3044, which represents approximately 192 hourly employees at the Company’s Rockport Works located in Rockport, Indiana, expires on September 30, 2013. The Company intends to negotiate with these unions in 2013 to reach new, competitive labor agreements in advance of the current respective expiration dates. The Company cannot predict at this time, however, when new, competitive labor agreements with the unions at the Coshocton Works, Ashland Works and Rockport Works will be reached or what the impact of such agreements will be on the Company’s operating costs, operating income and cash flow. There is the potential of a work stoppage at these locations in 2013 as their respective collective bargaining agreements expire if the Company and the unions cannot reach a timely agreement in contract negotiations. If there were to be a work stoppage, it could have a material impact on the Company’s operations, financial results and cash flows. To the extent that the Company has labor contracts with unions at other locations which expire after 2013, a similar risk applies.

•

Risks associated with major litigation, arbitrations, environmental issues and other contingencies. We have described several significant legal and environmental contingencies and proceedings in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, each of which is incorporated by reference herein. An adverse development or result in one or more of those contingencies or proceedings could negatively impact our financial results and cash flows.

•

Risks associated with environmental compliance. Due to the nature and extent of environmental issues affecting our operations and obligations, changes in application or scope of environmental regulations applicable to AK Steel could have a significant adverse impact. For example, in 2010 the United States Environmental Protection Agency (“EPA”) revised the National Ambient Air Quality Standards (“NAAQS”) for nitrogen oxide, sulfur dioxide and lead and is in the process of revising the NAAQS for certain other matters. Among other things, these new standards effectively mandate states to use emissions modeling rather than monitoring data in making sulfur dioxide recommendations to the EPA on which areas are in or out of attainment with the standard. Although a variety of parties are seeking changes to these new standards, including the mandate to use modeling, if they remain in place, it could require us to make significant capital expenditures to ensure compliance and could make it more difficult for us to obtain required permits in the future. Other adverse impacts could include, among others, costs for emission allowances, restriction of production, and higher prices for certain raw materials. These and other changes in the application or scope of environmental regulations applicable to us may adversely affect in a significant manner our operations and financial results and cash flows.

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Risk associated with regulatory compliance and changes. Our business and the business of our customers and suppliers are subject to a wide variety of government oversight and regulation. The regulations promulgated or adopted by various government agencies, and the interpretations and application of such regulations, are dynamic and constantly evolving. To the extent new regulations arise, the application of existing regulations expands, or the interpretation of applicable regulations changes, we may incur additional costs for compliance, including capital expenditures. We may also be indirectly affected through regulatory changes impacting our customers or suppliers. Such changes could reduce the competitiveness or even the viability of our products to our customers or cause our suppliers to pass their increased costs of compliance through to us in the form of higher prices for their goods or services. For example, on February 1, 2012, the United States Department of Energy (“DOE”) proposed revised energy efficiency standards for certain types of electrical distribution transformers which, subject to public comment and possible legal challenges, would become effective starting in January 2016. The manufacturers of these transformers currently use significant quantities of electrical steel in the manufacturing process. Many of these transformer manufacturers are our customers. While the new efficiency standards, as proposed, are not expected to have a major impact on such competitiveness, they are subject to public comment before they become final and to legal challenges. It is expected that certain interested parties will advocate that the efficiency standards should be raised from the levels established by the standards currently proposed by the DOE. There thus is a risk that the DOE, on its own or pursuant to court order, may change the currently proposed efficiency standards in a way that could substantially reduce or even eliminate the competitiveness of electrical steel for use in certain electrical distribution transformers. This would result in a decrease in our sales of electrical steel and adversely affect our financial results and cash flows.

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Risks associated with climate change and greenhouse gas emission limitations. The United States has not ratified the 1997 Kyoto Protocol Treaty (the “Kyoto Protocol”) and AK Steel does not produce steel in a country that has ratified that treaty. Negotiations for a treaty that would succeed the Kyoto Protocol are ongoing and it is not known yet what the terms of that successor treaty ultimately will be or if the United States will ratify it. It is possible, however, that limitations on greenhouse gas emissions may be imposed in the United States at some point in the future through federally-enacted legislation or regulation. The EPA already has issued and/or proposed regulations addressing greenhouse gas emissions, including regulations which will require reporting of greenhouse gas emissions from large sources and suppliers in the United States. Legislation previously has been introduced in the United States Congress aimed at limiting carbon emissions from companies that conduct business that is carbon-intensive. Among other potential material items, such bills could include a proposed system of carbon emission credits issued to certain companies, similar to the European Union’s existing “cap and trade” system. It is impossible at this time, however, to forecast what the final regulations and legislation, if any, will look like and the resulting effects on us. Depending upon the terms of any such regulations or legislation, however, we could suffer negative financial impact as a result of increased energy, environmental and other costs in order to comply with the limitations that would be imposed on greenhouse gas emissions. In addition, depending upon whether similar limitations are imposed globally, the regulations and/or legislation could negatively impact our ability to compete with foreign steel companies situated in areas not subject to such limitations. Unless and until all of the terms of such regulation and legislation are known, however, we cannot reasonably or reliably estimate their impact on our financial condition, operating performance or ability to compete.

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Risks associated with financial, credit, capital and banking markets. In the ordinary course of business, we seek to access competitive financial, credit, capital and/or banking markets. Currently, we believe it has adequate access to these markets to meet our reasonably anticipated business needs. We both provide and receive normal trade financing to and from our customers and suppliers. To the extent access to competitive financial, credit, capital and/or banking markets by us, or our customers or suppliers, is impaired, our operations, financial results and cash flows could be adversely impacted.

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Risk associated with the value of our net deferred tax assets. U.S. internal revenue laws and regulations and similar state laws applicable to us and the rates at which we are taxed have a significant effect on our financial results. For instance, we have recorded net deferred tax assets, including loss carryforwards and tax credit carryforwards, on our Consolidated Balance Sheets to reflect the economic benefit of tax positions that become deductible in future tax periods. As a result of developments during the second quarter of 2012, we concluded that, from an accounting perspective, the negative evidence outweighed the positive evidence as of June 30, 2012. In accordance with that conclusion, we recorded a non-cash charge to income tax expense in the second quarter of 2012 in the amount of $736.0 million by establishing a valuation allowance for our deferred tax assets. In determining the appropriate amount of the valuation allowance, the accounting standards allow us to consider the timing of future reversal of our taxable temporary differences and available tax strategies that, if implemented, would result in realization of deferred tax assets. Due to the negative evidence associated with developments that occurred in the quarter ended June 30, 2012, we were no longer allowed under those accounting standards to consider future income projections exclusive of the reversing temporary differences. For a more-detailed explanation of the key factors that led to that second quarter accounting recognition, see the discussion in Note 3 to the Consolidated Financial Statements included in our Form 10-Q for the quarter ended June 30, 2012. The use of a tax planning strategy involving LIFO inventory accounting will result in changes in the valuation allowance on the deferred tax assets in relation to the amount of LIFO income or expense we record and could materially affect our financial results. For example, based on current projections we expect to incur a non-cash charge included in income tax expense for the fourth quarter of 2012 related to the anticipated impact of a change in the tax valuation allowance associated with our tax planning strategy related to LIFO inventory accounting.

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Risk of lower quantities or quality of estimated coal reserves of AK Coal. We have based estimated reserve information of our wholly-owned subsidiary, AK Coal, on engineering, economic and geological data assembled and analyzed by third-party engineers and geologists, with review by and involvement of our employees. There are numerous uncertainties inherent in estimating quantities and qualities of, and costs to mine, recoverable reserves, including many factors beyond our control. Estimates of economically-recoverable coal reserves necessarily depend upon a number of variables and assumptions, such as geological and mining conditions that may not be fully identified by available exploration data or that may differ from experience in current operations, historical production from the area compared with production from other similar producing areas, the assumed effects of regulation and taxes by governmental agencies and assumptions concerning coal prices, operating costs, development costs and reclamation costs, all of which may vary considerably from actual results. As a result, actual coal tonnage recovered from AK Coal’s properties and the related costs may vary materially from our estimates. In addition, actual or alleged defects in title in or the boundaries of the property that AK Coal owns or its loss of any material leasehold interests could limit or eliminate its ability to mine these properties, which may reduce the estimated reserves controlled by AK Coal or result in significant unanticipated costs incurred in obtaining the property rights to mine such reserves.

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Risk of increased governmental regulation of mining activities. Our ability to realize fully the expected benefits from AK Coal and Magnetation could be materially adversely affected by increased governmental regulation of mining and related activities, including difficulties or delays in or their failure to receive, maintain or modify environmental permits required for their operations. With respect to AK Coal, the coal mining industry is subject to numerous and extensive federal, state and local environmental laws and regulations, including laws and regulations pertaining to permitting and licensing requirements, air quality standards, plant and wildlife protection, reclamation and restoration of mining properties, the discharge of materials into the environment, the storage, treatment and disposal of wastes, surface subsidence from underground mining and the effects of mining on groundwater quality and availability. With respect to Magnetation, although the construction and operation of its iron ore concentrate plants require limited environmental permits, its construction and operation of a proposed iron ore pelletizing plant will be subject to most, if not all, of the federal, state and local environmental laws and regulations previously mentioned in regards to AK Coal. The costs, liabilities and requirements associated with these laws and regulations are significant and may increase the costs of, delay or even preclude the commencement or continuation of, AK Coal’s mining activities and Magnetation’s proposed pellet plant operations.

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Risk of inability to hire or retain skilled labor and experienced manufacturing and mining managers. Modern steel-making and mining uses specialized techniques and advanced equipment and requires experienced managers and skilled laborers. The manufacturing and mining industries in the United States are in the midst of a shortage of experienced managers and skilled labor. This shortage is due in large part to demographic changes, as such laborers and managers are retiring at a faster rate than replacements are entering the workforce or achieving a comparable level of experience. If we or AK Coal are unable to hire or contract sufficient experienced managers and skilled laborers, there could be an adverse impact on the productivity of these operations and the ultimate benefits to us. For example, although AK Coal has hired a senior executive with substantial coal mining experience to oversee its operations, additional experienced managers and labor will be necessary, whether through hiring employees or through third party contractors, prior to commencing mining operations in earnest.

Risks Relating to the Notes and This Offering

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Risks associated with our outstanding debt and other obligations. As of September 30, 2012, on an as-adjusted basis to give effect to this offering and the concurrent offerings described under “Summary—Concurrent Offerings” and the application of the net proceeds therefrom, we would have had outstanding $             billion of indebtedness (excluding unamortized discount), which includes $125.0 million and $350.0 million of indebtedness, respectively, from this offering of notes and the senior secured notes offered concurrently, and $951.0 million of other debt, comprised of the 7.625% senior notes due May 2020 (the “2020 Notes”), the 8.375% Senior Notes due April 2022 (the “2022 Notes”) and $101.0 million of tax exempt and other financing obligations, all of which is indebtedness of AK Steel. As of September 30, 2012, our non-guarantor subsidiaries and consolidated variable interest entities had $44.8 million and $435.7 million, respectively, of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP).

Further, as of September 30, 2012, our additional obligations include $1.6 billion of pension and other postretirement benefit obligations, of which we expect to contribute $180.0 million to our pension plans and $27.6 million to fund certain VEBA trusts in 2013. We also expect to contribute $240.0 million and $153.0 million to our pension plans in 2014 and 2015, respectively. We may also have additional contractual commitments, including the commitment to contribute $172.5 million to our Magnetation joint venture, on satisfaction of certain conditions, and $12.0 million to the sellers of AK Coal. At September 30, 2012, without giving effect to this offering or the concurrent offerings and the use of proceeds therefrom, we had $442.0 million of outstanding borrowings and $81.2 million of outstanding letters of credit under our Credit Facility, resulting in remaining availability of $557.8 million under our Credit Facility (subject to customary borrowing conditions, including a borrowing base). At September 30, 2012, our total availability under the Credit Facility, which can fluctuate monthly based on varying levels of eligible collateral, was $1.081 billion. To the extent eligible collateral levels rise, our total availability under the Credit Facility will also rise, allowing us the potential to increase the amount borrowed under the Credit Facility.

The amount of our indebtedness and other financial obligations could have important consequences to you as a holder of the notes. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, joint ventures, general corporate purposes or other purposes;

•	limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

•	place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

Our Credit Facility and other indebtedness includes certain covenants that restrict us. In addition, our Credit Facility requires us to maintain compliance with certain financial ratios. If we fail to make any required payment under our Credit Facility or other indebtedness or to comply with any of the financial or operating covenants included in such indebtedness, we would be in default. Holders of such indebtedness could then vote to accelerate the maturity of the indebtedness. Other creditors might then accelerate other indebtedness. If holders of indebtedness accelerate the maturity of that indebtedness, we cannot assure you that we will have sufficient assets to satisfy our obligations under that indebtedness and our other indebtedness, including the notes.

Our indebtedness under our Credit Facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our Credit Facility and other indebtedness.

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Risks associated with our and our subsidiaries’ ability to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage. The terms of our Credit Facility and other indebtedness, including the notes, will not fully prohibit us or our subsidiaries from incurring substantial additional indebtedness in the future. Moreover, our subsidiaries may incur indebtedness or other liabilities, all of which would effectively be senior to the notes. If new debt or other liabilities are added to our and our subsidiaries’ current levels of indebtedness, the related risks that we and they now face could intensify.

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The notes are effectively subordinated to our secured debt. The notes will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our liabilities that are not so subordinated; and effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

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Our subsidiaries do not guarantee the notes, which may adversely affect our ability to repay the notes and result in the notes’ structural subordination to our subsidiaries’ liabilities. The notes are not guaranteed by any of our subsidiaries. A portion of our consolidated assets is held by our subsidiaries and consolidated variable interest entities. Accordingly, our ability to service our debt, including the notes, depends in part on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries and consolidated variable interest entities are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

In the event of a bankruptcy, liquidation or reorganization of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. In the event of bankruptcy or liquidation, none of the assets of our consolidated variable interest entities would be available for distribution to us. AK Steel’s subsidiaries and consolidated variable interest entities, none of whom will guarantee the notes, generated approximately 15.6% and 11.7%, respectively, of our consolidated revenues for the nine months ended September 30, 2012 and year ended December 31, 2011, respectively. As of September 30, 2012, our non-guarantor subsidiaries and consolidated variable interest entities had $44.8 million and $435.7 million, respectively, of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP).

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The instruments governing our debt contain cross default provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument. The indentures governing our 2020 Notes and 2022 Notes and our Credit Facility contain numerous covenants, and our Credit Facility requires the maintenance of a certain minimum fixed charge coverage ratio. Our failure to comply with the obligations contained in the instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt becoming immediately due and payable and could further result in a cross default and thereby cross acceleration of our debt issued under other instruments, including the indenture governing the notes. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail our operations in order to pay our creditors. Such alternative measures could have a material adverse effect on our business, financial condition and results of operations.

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Risk of our cash flows proving inadequate to service our debt and provide for our other obligations, which may require us to refinance all or a portion of our existing debt or future debt at terms unfavorable to us. Our ability to make payments on and refinance our indebtedness, including our Credit Facility and the notes, and other financial obligations, and to fund our capital expenditures, joint ventures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. In addition our Credit Facility, the senior secured notes concurrently being offered and $1.7 million of tax-exempt and other financing obligations have earlier maturity dates than that of the notes offered hereby, and we will be required to repay or refinance such indebtedness prior to when the notes offered hereby come due. If our cash flows were to prove inadequate to meet our debt service and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, including the notes, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including the senior secured notes concurrently being offered, our Credit Facility, the 2020 Notes, the 2022 Notes, our tax-exempt and other financing obligations or the notes, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

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Recent regulatory actions may adversely affect the trading price and liquidity of the notes. We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, an arbitrage strategy with respect to the notes. Investors that employ an arbitrage strategy with respect to exchangeable debt instruments typically implement that strategy by selling short the common stock underlying the exchangeable notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on AK Holding common stock in lieu of or in addition to short selling AK Holding common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to AK Holding common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including AK Holding common stock). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed for the remainder of that day and the following day only if the order price is above the current national best bid, subject to certain limited exceptions. Because AK Holding common stock is a “covered security,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in AK Holding common stock and conduct an arbitrage strategy.

The SEC has also approved a pilot program allowing securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”) to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and certain exchange traded funds and notes if the price of any such security moves 10% or more from a sale price in a five-minute period (the “single stock circuit breaker program”). Beginning on August 8, 2011, the single stock circuit breaker program was expanded to include all other NMS stocks, and imposes a trading halt in these additional stocks in the event of any price movement of 30% or 50% (or more), depending upon the trading price of the stock. The single stock circuit breaker program is currently set to expire on February 4, 2013. The SEC also recently approved two proposals submitted by national securities exchanges and FINRA. One initiative is the “Limit Up-Limit Down” plan, which will replace the single stock circuit breaker program and require securities exchanges, alternative trading systems, broker-dealers and other trading centers to establish policies and procedures that prevent the execution of trades and the display of offers from occurring outside of a specified price band. If bid or offer quotations are at the far limit of the price band for more than 15 seconds, trading in that security will be subject to a five-minute trading pause. The Limit Up-Limit Down plan is scheduled to go into effect on a one-year pilot basis on February 4, 2013.

The second initiative will change existing stock exchange and FINRA rules that establish a market-wide circuit breaker system. The existing market-wide circuit breaker system provides for specified market-wide halts in trading of stock for certain periods following specified market declines. The changes will lower the percentage-decline thresholds for triggering a market-wide trading halt and shorten the amount of time that trading is halted. Market declines under the new system will be measured by reference to the S&P 500 Index rather than the Dow Jones Industrial Average, and the trigger thresholds will be calculated daily rather than quarterly. The changes to the market-wide circuit breaker system are scheduled to go into effect on a one-year pilot basis on February 4, 2013.

The restrictions on trading imposed by the single stock circuit breaker program, the market-wide circuit breaker system and, when effective, the Limit Up-Limit Down plan may interfere with the ability of investors in, and potential purchasers of, the notes to effect short sales in AK Holding common stock and conduct an arbitrage strategy.

The enactment of the Dodd-Frank Act on July 21, 2010 also introduced regulatory uncertainty that may impact trading activities relevant to the notes. This legislation will require many over the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to maintain an arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. We cannot predict how the SEC and other regulators will ultimately implement this legislation or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes. Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and securities exchange rule changes and/or implementation of the Dodd-Frank Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of exchangeable debt instruments. For example, between July 2008 and September 2008, the SEC issued a series of emergency orders placing restrictions on the short sale of the common stock of certain financial services companies. The orders made the arbitrage strategy that many exchangeable debt investors employ difficult to execute and adversely affected both the liquidity and trading price of exchangeable debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of AK Holding common stock, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Act, could similarly adversely affect the trading price and the liquidity of the notes.

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Volatility in the market price and trading volume of AK Holding common stock could adversely impact the trading price of the notes. The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of AK Holding common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability, both domestically and internationally. A decrease in the market price of AK Holding common stock would likely adversely impact the trading price of the notes. The market price of AK Holding common stock could also be affected by possible sales of AK Holding common stock by investors who view the notes as a more attractive means of equity participation in AK Holding and by hedging or arbitrage trading activity that we expect to develop involving AK Holding common stock. This trading activity could, in turn, affect the trading prices of the notes.

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We may not have the ability to raise the funds necessary to settle exchanges of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon exchange or repurchase of the notes. Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon exchange of the notes, we will be required to make cash payments for each $1,000 in principal amount of notes exchanged of at least the lesser of $1,000 and the sum of the daily exchange values as described under “Description of Notes—Exchange Rights—Settlement Upon Exchange.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or notes being exchanged. In addition, our ability to repurchase the notes or to pay cash upon exchanges of the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness and other debt agreements. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future exchanges of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon exchanges thereof.

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The conditional exchange feature of the notes, if triggered, may adversely affect our financial condition and operating results. In the event the conditional exchange feature of the notes is triggered, holders of notes will be entitled to exchange the notes at any time during specified periods at their option. See “Description of Notes—Exchange Rights.” If one or more holders elect to exchange their notes, we would be required to settle any exchanged principal through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to exchange their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

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The accounting method for exchangeable debt securities that may be settled in cash, such as the notes, could have a material effect on AK Holding’s reported financial results. Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20, requires an entity to separately account for the liability and equity components of exchangeable debt instruments (such as the notes) that may be settled entirely or partially in cash upon exchange in a manner that reflects the issuer’s economic interest cost. The expected effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet, and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record an amount of non-cash interest expense as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. Our reported interest expense will include both the current period’s amortization of the debt discount and the instrument’s coupon interest. However, if we are unable to use ASC 470-20 in accounting for the notes, the equity component of the notes may be subject to mark-to-market accounting treatment with changes in fair value recorded in the consolidated statement of operations each period, which could materially affect our financial results.

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The proposed concurrent offering of AK Holding common stock and future sales of AK Holding common stock in the public market could lower the market price for AK Holding common stock and adversely impact the trading price of the notes. Concurrently with this offering of notes, AK Holding is offering 25,000,000 shares of its common stock. In the future, we may sell additional shares of AK Holding common stock to raise capital. In addition, a substantial number of shares of AK Holding common stock is reserved for issuance upon the exercise of stock options and upon exchange of the notes. We cannot predict the size of future issuances or the effect, if any, that the concurrent AK Holding offering of shares of common stock or any future issuances may have on the market price for

AK Holding common stock. The issuance and sale of substantial amounts of AK Holding common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of AK Holding common stock and impair our ability to raise capital through the sale of additional equity securities.

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Holders of notes will not be entitled to any rights with respect to AK Holding common stock, but will be subject to all changes made with respect to them to the extent our exchange obligation includes shares of AK Holding common stock. Holders of notes will not be entitled to any rights with respect to AK Holding common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on AK Holding common stock) prior to the last trading day of the observation period, but, to the extent our exchange obligation includes shares of AK Holding common stock, holders of notes will be subject to all changes affecting AK Holding common stock. For example, if an amendment is proposed to AK Holding’s restated certificate of incorporation or by-laws requiring AK Holding stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the last trading day of the relevant observation period, then, to the extent our exchange obligation includes shares of AK Holding common stock, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting AK Holding common stock.

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The conditional exchange feature of the notes could result in your receiving less than the value of AK Holding common stock for which the notes would otherwise be exchangeable. Prior to the close of business on the business day immediately preceding August 15, 2019, you may exchange your notes only if specified conditions are met. If the specific conditions for exchange are not met, you will not be able to exchange your notes, and you may not be able to receive the value of the cash and shares of AK Holding common stock, if any, for which the notes would otherwise be exchangeable.

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Upon exchange of the notes, you may receive less valuable consideration than expected because the value of AK Holding common stock may decline after you exercise your exchange right but before we settle our exchange obligation. Under the notes, an exchanging holder will be exposed to fluctuations in the value of AK Holding common stock during the period from the date such holder surrenders notes for exchange until the date we settle our exchange obligation.

Under the notes, the amount of consideration that you will receive upon exchange of your notes will be determined by reference to the volume-weighted average prices of AK Holding common stock for each trading day in a 20 trading day observation period. As described under “Description of Notes—Settlement Upon Exchange,” this period would be (i) if the relevant exchange date occurs prior to August 15, 2019, the 20 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such exchange date; and (ii) if the relevant exchange date occurs on or after August 15, 2019, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding the maturity date. Accordingly, if the price of AK Holding common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of AK Holding common stock at the end of such period is below the average of the volume-weighted average price of AK Holding common stock during such period, the value of any shares of AK Holding common stock that you will receive in satisfaction of our exchange obligation will be less than the value used to determine the number of shares that you will receive.

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The notes are not protected by restrictive covenants. The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Exchange Rights—Adjustment to Shares Delivered Upon Exchange Upon a Make-Whole Fundamental Change” and “Description of Notes—Consolidation, Merger and Sale of Assets.”

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The adjustment to the exchange rate for notes exchanged in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the exchange rate by a number of additional shares of AK Holding common stock for notes exchanged in connection with such make-whole fundamental change. The increase in the exchange rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of AK Holding common stock in such transaction, as described below under “Description of Notes—Exchange Rights—Adjustment to Shares Delivered Upon Exchange Upon a Make-Whole Fundamental Change.” The adjustment to the exchange rate for notes exchanged in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of AK Holding common stock in the transaction is greater than $         per share or less than $         per share (in each case, subject to adjustment), no additional shares will be added to the exchange rate. Moreover, in no event will the exchange rate per $1,000 principal amount of notes as a result of this adjustment exceed , subject to adjustments in the same manner as the exchange rate as set forth under “Description of Notes—Exchange Rights—Exchange Rate Adjustments.”

Our obligation to increase the exchange rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

•

The exchange rate of the notes may not be adjusted for all dilutive events. The exchange rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance by AK Holding of certain stock dividends on AK Holding common stock, the issuance by AK Holding of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain tender or exchange offers by AK Holding or its subsidiaries as described under “Description of Notes—Exchange Rights—Exchange Rate Adjustments.” However, the exchange rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of AK Holding common stock for cash, that may adversely affect the trading price of the notes or AK Holding common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the exchange rate.

•

Some significant restructuring transactions and significant changes in the composition of AK Holding’s board may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes. Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us or AK Holding may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

In addition, certain circumstances involving a significant change in the composition of AK Holding’s board, including in connection with a proxy contest where AK Holding’s board does not endorse a dissident slate of directors but approves them as “continuing directors” as defined under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” may not constitute a fundamental change. In the event of any such significant change in the composition of AK Holding’s board, holders would not have the right to require us to repurchase the notes and would not be entitled to an increase in the exchange rate upon exchange as described under “Description of Notes—Exchange Rights—Adjustment to Shares Delivered Upon Exchange Upon a Make-Whole Fundamental Change.”

•

There is no public trading market for the notes. The notes are a new issue of securities for which there is currently no established trading market. We cannot provide you with any assurances regarding your ability to sell your notes or the price at which you may be able to sell your notes. The notes may trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, our results of operations and financial condition, political and economic developments and the market for similar securities. The notes will not be listed on a national securities exchange. The initial purchasers of the notes have informed us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue market-making activities at any time without notice. We cannot assure you that a liquid market for the notes will develop or be maintained. Furthermore, such market-making activity will be subject to limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	Risks associated with changes in our credit ratings or the debt markets on the market price of the notes. The price for the notes will depend on a number of factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the market price of AK Holding’s common shares;

•	the market price of the senior secured notes being offered concurrently with the notes, the 2020 Notes and the 2022 Notes;

•	our financial condition, operating performance and future prospects; and

•	the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. A negative change in our rating could have an adverse effect on the price of the notes.

•

You may be subject to tax if we make or fail to make certain adjustments to the exchange rate of the notes even though you do not receive a corresponding cash distribution. The exchange rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the exchange rate is adjusted as a result of a distribution that is taxable to AK Holding common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the exchange rate after an event that increases your proportionate interest in AK Holding could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date, under some circumstances, we will increase the exchange rate for notes exchanged in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Consequences.” If you are a Non-U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences”), any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate (or a lower rate as may be specified by an applicable income tax treaty). See “Material U.S. Federal Income Tax Consequences.”

Risks Relating to AK Holding Common Stock

•

The Board of Directors of AK Holding has decided to suspend dividends on AK Holding common stock until further notice. In July 2012 the Board of Directors of AK Holding decided to suspend the payment of dividends on AK Holding common stock to enhance AK Holding’s financial flexibility and further support capital needs for the business. We cannot assure you when, whether or at what level AK Holding will resume paying dividends on AK Holding common stock.

•

The price of AK Holding common stock historically has been volatile. This volatility may affect the price at which you could sell the AK Holding common stock you receive upon exchange of your notes, if any, and the sale of substantial amounts of AK Holding common stock could adversely affect the price of AK Holding common stock. The market price for AK Holding common stock has varied in the twelve-month period ending on November 9, 2012 between a high of $10.33 on January 26, 2012 and a low of $4.44 on July 26, 2012. This volatility may affect the price at which you could sell AK Holding common stock, if any, you receive upon exchange of your notes, and the sale of substantial amounts of AK Holding common stock could adversely affect the price of AK Holding common stock. The market price of AK Holding common stock is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

In addition, the sale of substantial amounts of AK Holding common stock could adversely impact its price. As of September 30, 2012, AK Holding had outstanding approximately 110.6 million shares of AK Holding common stock and options to purchase approximately 1.8 million shares of AK Holding common stock (of which approximately 1.1 million were exercisable as of that date). AK Holding also had outstanding approximately 1.2 million performance shares as of September 30, 2012, which could result in the issuance of a maximum of approximately 1.8 million shares if certain performance criteria are achieved, and approximately 0.3 million restricted stock units outstanding. The sale or the availability for sale of a large number of shares of AK Holding common stock in the public market could cause the price of AK Holding common stock to decline.

•

Delaware law and AK Holding’s charter documents may impede or discourage a takeover, which could cause the market price of AK Holding common stock to decline. AK Holding is a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of AK Holding, even if a change in control would be beneficial to existing AK Holding stockholders. In addition, the Board of Directors of AK Holding or a committee thereof has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of AK Holding’s Board of Directors or a committee thereof to create and issue a new series of preferred stock and certain provisions of Delaware law and AK Holding’s restated certificate of incorporation and by-laws could impede a merger, takeover or other business combination involving AK Holding or discourage a potential acquirer from making a tender offer for AK Holding common stock, which, under certain circumstances, could reduce the market price of AK Holding common stock and the value of your notes.

•

Risks associated with the ability to pay dividends on AK Holding common stock. Our Credit Facility contains certain restrictive covenants with respect to payment of dividends, which could affect the ability to pay dividends on AK Holding common stock.

USE OF PROCEEDS

The net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $        million, or $        million if the underwriters exercise their option to purchase additional notes in full. We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent offerings of our senior secured notes and AK Holding’s shares of common stock, to repay borrowings under our Credit Facility and the remainder, if any, for general corporate purposes. Affiliates of the underwriters are lenders under our Credit Facility and will receive the proceeds of this offering that are used to repay borrowings under our Credit Facility. See “Underwriting; Conflicts of Interest.”

As of September 30, 2012 and November 9, 2012, there were outstanding borrowings of $442.0 million and $490.0 million, respectively, under the Credit Facility, which expires in April 2016. The weighted-average interest rate for borrowings under the Credit Facility was 2.4% as of September 30, 2012. During the twelve months ended September 30, 2012, our borrowings under the Credit Facility ranged between $145.0 million and $495.0 million, with outstanding borrowings averaging $389.3 million per day, and were used to fund requirements for working capital, capital investments and other general corporate purposes.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

AK Holding common stock is listed on the New York Stock Exchange. The following table sets forth the high and low intra-day sales prices per share of AK Holding common stock and the cash dividends paid per share for the periods indicated.

	High	Low	Cash Dividend Per Share
2010:
First Quarter	$26.75	$19.22	$0.05
Second Quarter	$25.12	$11.84	$0.05
Third Quarter	$15.70	$11.34	$0.05
Fourth Quarter	$16.85	$12.08	$0.05

2011:
First Quarter	$17.88	$14.00	$0.05
Second Quarter	$17.07	$13.79	$0.05
Third Quarter	$16.75	$6.50	$0.05
Fourth Quarter	$9.35	$5.51	$0.05

2012:
First Quarter	$10.33	$6.80	$0.05
Second Quarter	$7.85	$4.59	$0.05
Third Quarter	$6.73	$4.44	$—
Fourth Quarter (through November 9, 2012)	$5.90	$4.71	$—

The last reported sale price of AK Holding common stock on the New York Stock Exchange on November 9, 2012 was $5.41 per share. As of November 9, 2012, there were 110,630,247 shares of AK Holding common stock outstanding.

As of November 9, 2012, AK Holding had 4,461 holders of record of AK Holding common stock.

In July 2012, AK Holding elected to suspend its dividend program. Suspending the dividend will save AK Holding approximately $22.0 million annually. These savings will enhance AK Holding’s financial flexibility and further support capital needs for the business.

Our Credit Facility contains certain restrictive covenants with respect to AK Holding’s payment of dividends. Under these covenants, dividends are permitted provided (i) availability under the Credit Facility exceeds $247.5 million or (ii) availability exceeds $192.5 million and the Company meets a fixed charge coverage ratio of one to one as of the most recently ended fiscal quarter. If the Company cannot meet either of these thresholds, dividends would be limited to $12.0 million annually. Currently, the availability under the Credit Facility significantly exceeds $247.5 million. Accordingly, although AK Holding has elected to suspend its dividend program, there currently are no covenants that would restrict AK Holding’s ability to declare and pay a dividend to its stockholders.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2012:

•	on an actual basis;

•

as adjusted to give effect to this offering and the application of the net proceeds therefrom as described under “Use of Proceeds,” and assuming no exercise of the underwriters’ option to purchase additional notes; and

•	as further adjusted to give effect to the concurrent offerings and the use of proceeds therefrom.

	As of September 30, 2012
	Actual	As Adjusted	As Further Adjusted
	(dollars in millions)
Cash and cash equivalents(1)	$47.1	$	$

Short-term debt:
Borrowings under Credit Facility classified as short-term	$42.0	$	$
Current portion of long-term debt	0.7
Long-term debt (excluding current portions):
Credit Facility(1)	400.0
7.625% Senior Notes due May 2020	550.0
8.375% Senior Notes due April 2022	300.0
Industrial Revenue Bonds Due 2012 through 2028	100.3
Senior Secured Notes concurrently offered	—
Notes offered hereby (par amount)(2)	—
Unamortized debt discount	(0.8)

Total debt	$1,392.2		$

Equity (deficit):
Preferred stock, authorized 25,000,000 shares	$—	$	$
Common stock, authorized 200,000,000 shares of $.01 par value each (issued 123,779,646 on an actual basis and as adjusted basis and shares on an as further adjusted basis; outstanding 110,630,790 on an actual basis and as adjusted basis and shares on an as further adjusted basis)	1.2
Additional paid-in capital	1,933.7
Treasury stock, common shares at cost, 13,148,856 shares	(173.3)
Accumulated deficit	(2,173.9)
Accumulated other comprehensive income (loss)	(22.2)

Total AK Holding stockholders’ equity (deficit)	(434.5)
Noncontrolling interests	20.6

Total equity (deficit)	$(413.9)	$	$

Total capitalization	$978.3	$	$

(1)	As of November 9, 2012, cash and cash equivalents and borrowings under the Credit Facility were approximately $121.9 million and $490.0 million, respectively.
(2)	Reflects the issuance of $125.0 million aggregate principal amount of % Exchangeable Senior Notes due 2019 in this offering. In accordance with ASC 470-20, exchangeable debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-exchangeable debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in paid-in capital. The debt component will accrete up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount that we will be required to recognize or the related increase in paid-in capital.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to combined fixed charges for the historical periods shown. For purposes of determining the ratio of earnings to combined fixed charges, earnings consist of income from continuing operations before income taxes with applicable adjustments. Combined fixed charges consist of capitalized interest credit, interest factor in rent expense and other interest and fixed charges.

	Year Ended December 31,
Nine months ended September 30, 2012	2011	2010	2009	2008	2007
NM*	NM*	NM*	NM*	NM*	8.8

*	For the nine months ended September 30, 2012 and the years ended December 31, 2011, 2010, 2009 and 2008, earnings were less than combined fixed charges by $32.0 million, $243.6 million, $172.3 million, $95.9 million and $1.3 million, respectively.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary, believed to be accurate, of the terms we consider material of the documents governing our material indebtedness, but reference is made to the actual documents governing such indebtedness, which have been filed with the SEC. All such summaries are qualified in their entirety by this reference. See “Where You Can Find More Information” and “Incorporation By Reference.”

AK Steel’s Credit Facility

In April 2011, AK Steel entered into a $1.0 billion five-year asset-backed revolving credit facility (the “Credit Facility”) and, subsequently, in October 2011, pursuant to the terms of the Credit Facility, obtained an increase in the commitments thereunder in the amount of $100.0 million, bringing the total commitments under the Credit Facility to $1.1 billion. AK Steel’s obligations under the Credit Facility are secured by the Company’s inventory and accounts receivable. Availability of borrowings under the Credit Facility from time to time is subject to a borrowing base calculation based upon a valuation of the Company’s eligible inventories (including raw materials, finished and semi-finished goods, work-in-process inventory, and in-transit inventory) and eligible accounts receivable, each multiplied by an applicable advance rate. Borrowings under the Credit Facility bear interest at a base rate or, at AK Steel’s option, LIBOR, plus an applicable margin ranging from 0.75% to 1.50% per annum in the case of base rate borrowings, and 1.75% to 2.50% per annum in the case of LIBOR borrowings. The applicable interest rate margin percentage is determined by the average daily availability of borrowings under the Credit Facility. In addition, AK Steel is required to pay an unused line fee of (a) 0.50% per annum if the average daily balance of borrowings and the stated amount of letters of credit under the Credit Facility was 50.0% or less of the revolver commitments during the preceding month or (b) 0.375%, if such average daily balance was more than 50.0% of the revolver commitments during the preceding month.

The Credit Facility contains restrictions on, among other things, distributions and dividends, acquisitions and investments, indebtedness, liens and affiliate transactions. In addition, the Credit Facility requires maintenance of a minimum fixed charge coverage ratio of 1:1 if availability under the Credit Facility is less than the greater of (x) 12.5% of the aggregate amount of revolver commitments under the Credit Facility or (y) $137.5 million. As of September 30, 2012, the Company was in compliance with its Credit Facility covenants. AK Steel’s obligations under the Credit Facility are guaranteed by AK Holding.

At September 30, 2012, the Company had $557.8 million of availability under the Credit Facility (subject to customary borrowing conditions, including a borrowing base). At September 30, 2012, without giving effect to this offering and the use of proceeds therefrom, there were $442.0 million of borrowings outstanding under the Credit Facility and $81.2 million of outstanding letters of credit. Because the Company’s obligation under its Credit Facility is secured by its eligible collateral, availability also may be reduced by a decline in the level of eligible collateral, such as the Company’s inventory and accounts receivable, which can fluctuate monthly under the terms of the Credit Facility. The Company’s eligible collateral, after application of applicable advance rates, was $1,081.0 million as of September 30, 2012.

Debt Securities

In May 2010 and December 2010, AK Steel issued $400.0 million and $150.0 million, respectively of 7.625% Notes due 2020 (the “2020 Notes”). In March 2012, AK Steel issued $300.0 million of 8.375% Notes due 2022 (the “2022 Notes” and together with the 2020 Notes, the “AK Steel Existing Notes”). The AK Steel Existing Notes are AK Steel’s senior unsecured obligations, ranking equal with all of AK Steel’s existing and future unsubordinated unsecured indebtedness, senior in right of payment to any subordinated indebtedness AK Steel may incur and effectively subordinated to AK Steel’s secured indebtedness to the extent of the value of the collateral securing that debt and to all of the liabilities of the subsidiaries of AK Steel. The AK Steel Existing Notes are fully and unconditionally guaranteed on a senior unsecured basis by AK Holding. The AK Steel Existing Notes contain certain restrictive covenants which limit, subject to certain exceptions, the ability of AK Steel and its subsidiaries to, among other things:

•	create liens on its and their assets;

•	incur subsidiary debt;

•	engage in sale/leaseback transactions; and

•	engage in a consolidation, merger or sale of assets.

The AK Steel Existing Notes also contain certain customary events of default and optional redemption provisions.

Taxable Tax Increment Revenue Bonds

In 1997, in conjunction with construction of our Rockport Works facility, the Spencer County (IN) Redevelopment District (the “District”) issued $23.0 million in taxable tax increment revenue bonds. Proceeds from the bond issue were used by the Company for the acquisition of land and site improvements at the facility. The source of the District’s scheduled principal and interest payments through maturity in 2017 is a designated portion of the Company’s real and personal property tax payments. The Company is obligated to pay any deficiency in the event its annual tax payments are insufficient to enable the District to make principal and interest payments when due. For the nine months ended September 30, 2012, the Company made deficiency payments totaling $2.6 million. At September 30, 2012, the remaining semiannual payments of principal and interest due through the year 2017 total $31.2 million. The Company includes potential payments due in the coming year under this agreement in its annual property tax accrual.

Senior Secured Notes

Concurrently with this offering, we are offering $350.0 million aggregate principal amount of our    % senior secured notes due 2018 (the “senior secured notes”) in an offering that is exempt from the registration requirements of the Securities Act. The senior secured notes will be our senior secured obligations and will pay interest semi-annually in arrears at a rate of    % per year. The senior secured notes will be fully and unconditionally guaranteed by AK Holding. The senior secured notes contain certain restrictive covenants which limit, subject to certain exceptions, our ability and our subsidiaries to, among other things:

•	create liens on their assets;

•	incur subsidiary debt;

•	engage in sale/leaseback transactions; and

•	engage in a consolidation, merger or sale of assets.

The senior secured notes also contain certain customary events of default and optional redemption provisions.

The senior secured notes will be secured by a first priority lien (subject to certain exceptions and permitted liens) on the real property, plant and equipment (other than certain excluded property) that are owned or hereafter acquired by us.

Tax-Exempt Industrial Revenue Bonds

In February 2012, we completed an offering (the “2012 IRB Offering”) of $73.3 million of tax-exempt industrial revenue bonds (“IRBs”). The 2012 IRB Offering was effected through offerings of newly issued tax-exempt IRBs in an aggregate principal amount equal to the aggregate outstanding principal amount of the IRBs being replaced. We used the net proceeds from the newly issued fixed-rate tax-exempt IRBs to redeem our prior variable-rate tax exempt IRBs (“Redeemed IRBs”) in March 2012.

More specifically, the 2012 IRB Offering resulted in the issuance of the following new fixed-rate tax-exempt IRBs (the “New IRBs”): (i) $36.0 million aggregate principal amount of 6.75% tax-exempt IRBs due

June 1, 2024 issued by the Ohio Air Quality Development Authority (the “OAQDA”), (ii) $30.0 million aggregate principal amount of 7.0% tax-exempt IRBs due June 1, 2028 issued by the City of Rockport, Indiana (the “City of Rockport”), and (iii) $7.3 million aggregate principal amount of 6.25% tax-exempt IRBs due June 1, 2020 issued by the Butler County Industrial Development Authority in Butler County, Pennsylvania (the “BCIDA”, and collectively with the OAQDA and the City of Rockport, the “Tax-Exempt Issuers”). The New IRBs were issued by the Tax-Exempt Issuers, who loaned the net proceeds of the respective issuances to us pursuant to the terms of loan agreements between us and each of the OAQDA, City of Rockport and BCIDA (the “Loan Agreements”). The Loan Agreements provide that the net proceeds of the New IRBs be held by the trustee, Wells Fargo Bank, National Association (the “Trustee”), for the purpose of redeeming the principal amount and accrued interest on the Redeemed IRBs.

The Loan Agreements contain certain customary events of default after which the New IRBs may be declared due and payable if not cured within an applicable grace period or, in certain circumstances, may be declared due and payable immediately. Such events of default include, among others, failure to pay principal and premium, if any, and interest on the New IRBs when due and payable; a breach of the certain covenants, including restrictions on the incurrence of additional debt by certain AK Steel subsidiaries, limitations on the incurrence of liens and the amount of sale/leaseback transactions, and the ability of AK Steel and AK Holding to merge or consolidate with other entities or to sell, lease or transfer all or substantially all of the assets of the AK Steel and AK Holding to another entity, in addition to certain other customary events of default; and certain events in bankruptcy, insolvency or reorganization of AK Steel or AK Holding. In addition, the New IRBs are subject to special mandatory redemption, at any time at 100% of the principal amount plus accrued interest thereon, in the event that a final determination is made that interest payments on the New IRBs are not excludable from holders’ gross income for federal income tax purposes. AK Steel’s obligations in connection with the New IRBs are guaranteed by AK Holding.

DESCRIPTION OF NOTES

We will issue the notes under a base indenture dated as of May 11, 2010 (the “base indenture”) among us, AK Steel Holding Corporation, as parent guarantor, and U.S. Bank, National Association, as supplemented by a supplemental indenture with respect to the notes (the “supplemental indenture”). In this section, we refer to the base indenture, as supplemented by the supplemental indenture, collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture and the notes from us as described under “Where You Can Find More Information.”

The following description is a summary of the material provisions of the indenture and the notes and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture and the notes, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to AK Steel Corporation and not to its subsidiaries or its parent, and references to “AK Holding” refer only to AK Steel Holding Corporation and not to its subsidiaries.

General

The notes will:

•	be our general unsecured, unsubordinated obligations;

•	initially be limited to an aggregate principal amount of $125.0 million (or $143.75 million if the underwriters’ option to purchase additional notes is exercised in full);

•

bear cash interest from November     , 2012, or from the most recent date on which interest has been paid or provided for, at an annual rate of     %, payable on May 15 and November 15 of each year, beginning on May 15, 2013;

•	not be redeemable prior to maturity;

•

be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding the fundamental change repurchase date;

•	mature on November 15, 2019, unless earlier exchanged or repurchased;

•	be issued in denominations of $1,000 and multiples of $1,000;

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-Entry, Settlement and Clearance;” and

•	be fully and unconditionally guaranteed on a unsecured, unsubordinated basis by our direct parent, AK Holding.

Subject to satisfaction of certain conditions and during the periods described below, the notes may be exchanged at an initial exchange rate of              shares of the common stock, par value $0.01 per share, of AK Holding (“AK Holding common stock”) per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $         per share of AK Holding common stock). The exchange rate is subject to adjustment if certain events occur.

Upon exchange of a note, we will pay cash and deliver shares of common stock, if any, based upon a daily exchange value calculated on a proportionate basis for each trading day in the applicable 20 trading day observation period as described below under “—Exchange Rights—Settlement Upon Exchange.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the exchange date except under the limited circumstances described below.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Exchange Rights—Adjustment to Shares Delivered Upon Exchange Upon a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Purchase and Cancellation

We will cause all notes surrendered for payment, repurchase (including as described below), registration of transfer or exchange, or exchange for cash or a combination of cash and shares of AK Holding common stock, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange of Notes

We will pay the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5.0 million, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer notes or exchange notes for other notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer of notes or exchange of notes for other notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer any note or exchange any note for another note if that note is surrendered for exchange for cash or a combination of cash and shares of AK Holding common stock or required repurchase.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of     % per year until maturity. Interest on the notes will accrue from November     , 2012 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2013.

Interest will be paid to the person in whose name a note is registered at the close of business on May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day, and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday or a Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the city where the office or agency for payment on the notes is maintained.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes will rank structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables). We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of September 30, 2012, we and our subsidiaries had total indebtedness of $1.393 billion, of which an aggregate of $470.0 million was secured indebtedness of ours, and our subsidiaries and consolidated variable interest entities had $44.8 million and $435.7 million, respectively, of indebtedness and other liabilities (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes) and the use of proceeds therefrom, but not the concurrent offerings described herein, our total indebtedness would have been $             million.

The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon exchange of the notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See “Risk Factors—Risks Relating to the Notes and This Offering—We may not have the ability to raise the funds necessary to settle exchanges of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon exchange or repurchase of the notes.”

Parent Guarantee

Our direct parent, AK Holding, will fully and unconditionally guarantee our payment and delivery obligations under the notes on an unsecured basis. The parent guarantee of AK Holding will be equal in right of payment with all existing and future unsubordinated unsecured indebtedness of AK Holding and senior in right of payment to all subordinated indebtedness of AK Holding. The notes and the parent guarantee will be effectively subordinated to any secured indebtedness of AK Holding to the extent of the value of the assets securing such indebtedness. Under the terms of the full and unconditional guarantee, holders of the notes will not be required to exercise their remedies against us before they proceed directly against AK Holding.

Exchange Rights

General

Prior to the close of business on the business day immediately preceding August 15, 2019, the notes will be exchangeable only upon satisfaction of one or more of the conditions described under the headings “—Exchange Upon Satisfaction of Sale Price Condition,” “—Exchange Upon Satisfaction of Trading Price Condition,” and “—Exchange Upon Specified Corporate Events.” On or after August 15, 2019 until the close of business on the business day immediately preceding the maturity date, holders may exchange their notes at the exchange rate at any time irrespective of the foregoing conditions.

The exchange rate will initially be              shares of AK Holding common stock per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $         per share of AK Holding common stock). Upon exchange of a note, we will pay cash and deliver shares of AK Holding common stock, if any, based on a daily exchange value (as defined below) calculated on a proportionate basis for each trading day in a 20 trading day observation period (as defined below under “—Settlement Upon Exchange”). The trustee will initially act as the exchange agent.

A holder may exchange fewer than all of such holder’s notes so long as the notes exchanged are a multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may exchange those notes only if that holder first withdraws its repurchase notice.

Upon exchange, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not deliver fractional shares of AK Holding common stock upon exchange of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement Upon Exchange.” Our payment and delivery, as the case may be, to you of the full amount of cash and the full number of shares of AK Holding common stock, if any, together with a cash payment for any fractional share, for which a note is exchangeable will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the relevant exchange date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant exchange date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon an exchange of notes, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such exchange.

Notwithstanding the immediately preceding paragraph, if notes are exchanged after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the exchange. Notes surrendered for exchange during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so exchanged; provided that no such payment need be made:

•	for exchanges following the regular record date immediately preceding the maturity date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of exchange with respect to such note.

If a holder exchanges notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of AK Holding common stock upon the exchange, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for exchange under the following circumstances:

Exchange Upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding August 15, 2019, a holder may surrender all or a portion of its notes for exchange during any calendar quarter commencing after the calendar quarter ending on March 31, 2013 (and only during such calendar quarter), if the last reported sale price of AK Holding common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the exchange price on each applicable trading day.

The “last reported sale price” of AK Holding common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which AK Holding common stock is traded. If AK Holding common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for AK Holding common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If AK Holding common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for AK Holding common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in AK Holding common stock (or other security for which a closing sale price must be determined) generally occurs on The New York Stock Exchange or, if AK Holding common stock (or such other security) is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which AK Holding common stock (or such other security) is then listed or, if AK Holding common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which AK Holding common stock (or such other security) is then traded, and (ii) a last reported sale price for AK Holding common stock (or closing sale price for such other security) is available on such securities exchange or market. If AK Holding common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Exchange Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding August 15, 2019, a holder of notes may surrender its notes for exchange during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of AK Holding common stock and the exchange rate on each such trading day.

The “trading price” per $1,000 principal amount of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5 million principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5 million principal amount of notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of AK Holding common stock and the exchange rate. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, or (y) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of AK Holding common stock and the exchange rate on each trading day of such failure.

The bid solicitation agent (if other than us) shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination; and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of AK Holding common stock and the exchange rate. At such time, we shall instruct the bid solicitation agent (if other than us) to determine, or if we are acting as bid solicitation agent, we shall determine, the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of AK Holding common stock and the exchange rate. If the trading price condition has been met, we will so notify the holders, the trustee and the exchange agent (if other than the trustee). If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of AK Holding common stock and the exchange rate for such date, we will so notify the holders, the trustee and the exchange agent (if other than the trustee).

We will initially act as the bid solicitation agent.

Exchange Upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding August 15, 2019, AK Holding elects to:

•

issue to all or substantially all holders of AK Holding common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of AK Holding common stock at a price per share that is less than the average of the last reported sale prices of AK Holding common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of AK Holding common stock AK Holding’s assets, debt securities or rights to purchase AK Holding’s securities, which distribution has a per share value, as reasonably determined by AK Holding’s board of directors or a committee thereof, exceeding 10% of the last reported sale price of AK Holding common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes at least 30 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender their notes for exchange at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date for such issuance or distribution and AK Holding’s announcement that such issuance or distribution will not take place, even if the notes are not otherwise exchangeable at such time. No holder may exercise this right to exchange if the holder otherwise may participate, at the same time and upon the same terms as holders of AK Holding common stock and solely as a result of holding the notes, in the issuance or distribution described above without having to exchange their notes as if they held a number of shares of AK Holding common stock equal to the exchange rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

Certain Corporate Events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or a “make-whole fundamental change” (as defined under “—Adjustment to Shares Delivered Upon Exchange Upon a Make-Whole Fundamental Change”) occurs prior to the close of business on the business day immediately preceding August 15, 2019, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” or if AK Holding is party to a transaction that would constitute a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of its assets, pursuant to which AK Holding common stock would be converted into cash, securities or other assets, the notes may be surrendered for exchange at any time from or after the date that is 30 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction) until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the exchange agent (if other than the trustee) (i) as promptly as practicable following the date AK Holding publicly announces such transaction but in no event less than 30 scheduled trading days prior to the anticipated effective date of such transaction; or (ii) if we do not have knowledge of such transaction at least 30 scheduled trading days prior to the anticipated effective date of such transaction, within one business day of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

Exchanges on or after August 15, 2019

On or after August 15, 2019, a holder may exchange any of its notes at any time prior to the close of business on the business day immediately preceding the maturity date regardless of the foregoing conditions.

Exchange Procedures

If you hold a beneficial interest in a global note, to exchange you must comply with DTC’s procedures for exchanging a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

If you hold a certificated note, to exchange you must:

•	complete and manually sign the exchange notice on the back of the note, or a facsimile of the exchange notice;

•	deliver the exchange notice, which is irrevocable, and the note to the exchange agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of AK Holding common stock upon exchange of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for exchange described above as the “exchange date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for exchange until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and exchange the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement Upon Exchange

Upon exchange, we will pay cash up to the aggregate principal amount of the notes to be exchanged and pay or deliver, as the case may be, cash, shares of AK Holding common stock or a combination of cash and shares of AK Holding common stock, at our election, in respect of the remainder, if any, of our exchange obligation in excess of the aggregate principal amount of the notes being exchanged, all as described below.

Upon exchange, we will pay or deliver, as the case may be, to holders in respect of each $1,000 principal amount of notes being exchanged a settlement amount equal to the sum of the “daily settlement amounts” (as defined below) for each of the 20 trading days during the relevant “observation period” (as defined below).

All exchanges occurring on or after August 15, 2019 will be settled using the same forms and amounts of consideration. Except for any exchanges that occur on or after August 15, 2019, we will use the same forms and amounts of considerations for all exchanges occurring on the same exchange date, but we will not have any obligation to use the same forms and amounts of consideration with respect to exchanges that occur on different exchange dates. That is, we may choose for notes exchanged on one exchange date to settle exchanges entirely in cash, and choose for notes exchanged on another exchange date to settle exchanges by paying cash in respect of the principal portion of the exchanged notes and delivering shares of AK Holding common stock, or a combination of AK Holding common stock and cash, in respect of the remainder, if any, of our exchange obligation in excess of the aggregate principal portion of the notes being exchanged.

If we elect to settle all or a portion of our exchange obligation in excess of the principal portion of the notes being exchanged in cash, we will inform holders so exchanging through the trustee of such election no later than the close of business on the trading day immediately following the related exchange date (or in the case of any exchanges occurring on or after August 15, 2019, no later than August 15, 2019) and we will indicate in such notice the percentage of each share of AK Holding common stock deliverable upon exchange in excess of the principal portion of the notes being exchanged that will be paid in cash (the “cash percentage”). If we do not timely make such an election, we will no longer have the right to elect a cash percentage and we will settle our exchange obligation paying cash in respect of the principal portion of the exchanged notes and delivering shares of AK Holding common stock in respect of the remainder, if any, of our exchange obligation in excess of the aggregate principal portion of the notes being exchanged, as described below.

The “daily settlement amount,” for each of the 20 consecutive trading days during the observation period, shall consist of:

•	cash equal to the lesser of (i) $50 and (ii) the daily exchange value; and

•	if the daily exchange value exceeds $50, the daily net settlement amount.

The “daily net settlement amount” for each of the 20 consecutive trading days during the relevant observation period, means:

•

if we do not elect a cash percentage, a number of shares of AK Holding common stock equal to (i) the difference between the daily exchange value and $50, divided by (ii) the daily VWAP for such trading day;

•	if we elect a cash percentage of 100%, cash in an amount equal to the difference between the daily exchange value and $50; or

•

if we elect a cash percentage of less than 100%, (i) cash equal to the product of (x) the difference between the daily exchange value and $50 and (y) the cash percentage, plus (ii) a number of shares of AK Holding common stock equal to the product of (x) (A) the difference between the daily exchange value and $50, divided by (B) the daily VWAP for such trading day and (y) 100% minus the cash percentage.

The “daily exchange value” means, for each of the 20 consecutive trading days during the observation period, 5% of the product of (1) the exchange rate on such trading day and (2) the daily VWAP on such trading day.

The “daily VWAP” means, for each of the 20 consecutive trading days during the applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “AKS <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of AK Holding common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for exchange means:

•	if the relevant exchange date occurs prior to August 15, 2019, the 20 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such exchange date; and

•	if the relevant exchange date occurs on or after August 15, 2019, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon exchange only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in AK Holding common stock generally occurs on The New York Stock Exchange or, if AK Holding common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which AK Holding common stock is then listed or, if AK Holding common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which AK Holding common stock is then listed or admitted for trading. If AK Holding common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which AK Holding common stock is listed or admitted for trading. If AK Holding common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon exchange, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which AK Holding common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for AK Holding common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in AK Holding common stock or in any options, contracts or future contracts relating to AK Holding common stock.

Except as described under “—Adjustment to Shares Delivered Upon Exchange Upon a Make-Whole Fundamental Change” and “—Recapitalizations, Reclassifications and Changes of AK Holding Common Stock,” we will pay or deliver, as the case may be, the consideration due upon exchange to exchanging holders on the third business day immediately following the last trading day of the observation period.

We will pay cash in lieu of delivering any fractional share of AK Holding common stock deliverable upon exchange based on the daily VWAP on the last trading day of the applicable observation period.

Each exchange will be deemed to have been effected as to any notes surrendered for exchange on the exchange date; provided, however, that the person in whose name any shares of AK Holding common stock shall be issuable upon such exchange will become the holder of record of such shares as of the close of business on the last trading day of the relevant observation period.

Exchange Rate Adjustments

The exchange rate will be adjusted as described below, except that we will not make any adjustments to the exchange rate if holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of AK Holding common stock and solely as a result of holding the notes, in any of the transactions described below without having to exchange their notes as if they held a number of shares of AK Holding common stock equal to the exchange rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)	If AK Holding exclusively issues shares of AK Holding common stock as a dividend or distribution on shares of AK Holding common stock, or if AK Holding effects a share split or share combination, the exchange rate will be adjusted based on the following formula:

ER1 = ER0 ×	OS1
OS0

where,

ER0 =

the exchange rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

ER1 =	the exchange rate in effect immediately after the open of business on such ex-dividend date or effective date;
OS0 =	the number of shares of AK Holding common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and
OS1 =	the number of shares of AK Holding common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the exchange rate shall be immediately readjusted, effective as of the date the board of directors of AK Holding or a committee thereof determines not to pay such dividend or distribution, to the exchange rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If AK Holding issues to all or substantially all holders of AK Holding common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of AK Holding common stock at a price per share that is less than the average of the last reported sale prices of AK Holding common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the exchange rate will be increased based on the following formula:

ER1 = ER0 ×	OS0 + X
OS0 + Y

where,

ER0 =	the exchange rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

ER1 =	the exchange rate in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of shares of AK Holding common stock outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of shares of AK Holding common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of AK Holding common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of AK Holding common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of AK Holding common stock are not delivered after the expiration of such rights, options or warrants, the exchange rate shall be decreased to the exchange rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of AK Holding common stock actually delivered. If such rights, options or warrants are not so issued, the exchange rate shall be decreased to the exchange rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under “—Exchange Upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of AK Holding common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of AK Holding common stock, there shall be taken into account any consideration received by AK Holding for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by AK Holding’s board of directors or a committee thereof.

(3)	If AK Holding distributes shares of its capital stock, evidences of its indebtedness, other assets or property of it or rights, options or warrants to acquire its capital stock or other securities, to all or substantially all holders of AK Holding common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the exchange rate will be increased based on the following formula:

ER1 = ER0 ×	SP0
SP0 – FMV

where,

ER0 =	the exchange rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

ER1 =	the exchange rate in effect immediately after the open of business on such ex-dividend date;

SP0 =	the average of the last reported sale prices of AK Holding common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by AK Holding’s board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of AK Holding common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the exchange rate shall be decreased to be the exchange rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of AK Holding common stock, the amount and kind of capital stock of AK Holding, evidences of its indebtedness, other assets or property of it or rights, options or warrants to acquire its capital stock or other securities that such holder would have received if such holder owned a number of shares of AK Holding common stock equal to the exchange rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on AK Holding common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the exchange rate will be increased based on the following formula:

ER1 = ER0 ×	FMV0 + MP0
MP0

where,

ER0 =	the exchange rate in effect immediately prior to the end of the valuation period (as defined below);

ER1 =	the exchange rate in effect immediately after the end of the valuation period;

FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of AK Holding common stock applicable to one share of AK Holding common stock (determined by reference to the definition of last reported sale price set forth under “—Exchange Upon Satisfaction of Sale Price Condition” as if references therein to AK Holding common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of AK Holding common stock over the valuation period.

The adjustment to the exchange rate under the preceding paragraph will occur on the last trading day of the valuation period; provided that in respect of any exchange during the valuation period, references in the preceding paragraph with respect to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the exchange date in determining the exchange rate.

(4)	If any cash dividend or distribution is made to all or substantially all holders of AK Holding common stock, the exchange rate will be adjusted based on the following formula:

ER1 = ER0 ×	SP0
SP0 –C

where,

ER0 =	the exchange rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

ER1 =	the exchange rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of AK Holding common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share AK Holding distributes to all or substantially all holders of AK Holding common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the exchange rate shall be decreased, effective as of the date the board of directors of AK Holding or a committee thereof determines not to make or pay such dividend or distribution, to be the exchange rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of AK Holding common stock, the amount of cash that such holder would have received if such holder owned a number of shares of AK Holding common stock equal to the exchange rate on the ex-dividend date for such cash dividend or distribution.

(5)

If AK Holding or any of its subsidiaries make a payment in respect of a tender or exchange offer for AK Holding common stock, to the extent that the cash and value of any other consideration included in the payment per share of AK Holding common stock exceeds the last reported sale price of AK Holding common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the exchange rate will be increased based on the following formula:

ER1 = ER0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

ER0 =	the exchange rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

ER1 =	the exchange rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by AK Holding’s board of directors or a committee thereof) paid or payable for shares of AK Holding common stock purchased in such tender or exchange offer;

OS0 =	the number of shares of AK Holding common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of AK Holding common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of AK Holding common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the exchange rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any exchange within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the exchange date in determining the exchange rate.

Except as stated herein, we will not adjust the exchange rate for the issuance of shares of AK Holding common stock or any securities convertible into or exchangeable for shares of AK Holding common stock or the right to purchase shares of AK Holding common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of AK Holding common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from AK Holding or, if applicable, from the seller of AK Holding common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of AK Holding common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

We are permitted to increase the exchange rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest.

We may also (but are not required to) increase the exchange rate to avoid or diminish income tax to holders of AK Holding common stock or rights to purchase shares of AK Holding common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of shares of AK Holding common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the exchange rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the exchange rate, see “Certain U.S. Federal Income Tax Considerations.”

If AK Holding has a rights plan in effect upon exchange of the notes for AK Holding common stock, you will receive, in addition to any shares of AK Holding common stock received in connection with such exchange, the rights under the rights plan. However, if, prior to any exchange, the rights have separated from the shares of AK Holding common stock in accordance with the provisions of the applicable rights plan, the exchange rate will be adjusted at the time of separation as if AK Holding distributed to all holders of AK Holding common stock, shares of its capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the exchange rate will not be adjusted:

•

upon the issuance of any shares of AK Holding common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the securities of AK Holding and the investment of additional optional amounts in shares of AK Holding common stock under any plan;

•

upon the issuance of any shares of AK Holding common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by AK Holding or any of its subsidiaries;

•

upon the issuance of any shares of AK Holding common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	solely for a change in the par value of AK Holding common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the exchange rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, Reclassifications and Changes of AK Holding Common Stock

In the case of:

•	any recapitalization, reclassification or change of AK Holding common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving AK Holding,

•	any sale, lease or other transfer to a third party of the consolidated assets of AK Holding and its subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which AK Holding common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to exchange each $1,000 principal amount of notes will be changed into a right to exchange such principal amount of notes for the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of AK Holding common stock equal to the exchange rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) the amount otherwise payable in cash upon exchange of the notes as set forth under “—Settlement Upon Exchange” above will continue to be payable in cash; (ii) we will continue to have the right to elect to determine the form of consideration to be paid or delivered, as the case may be, in respect of the remainder, if any, of our exchange obligation in excess of the principal amount of the notes being exchanged as set forth under “—Settlement Upon Exchange”; (iii) the number of shares of AK Holding common stock, if any, otherwise deliverable upon exchange of the notes as set forth under “—Settlement Upon Exchange” above will instead be deliverable in the amount and type of reference property that a holder of that number of shares of AK Holding common stock would have received in such transaction; and (iv) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of AK Holding common stock would have received in such transaction. If the transaction causes AK Holding common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property for which the notes will be exchangeable will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of AK Holding common stock that affirmatively make such an election or (ii) if no holders of AK Holding common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of AK Holding common stock. If the holders receive only cash in such transaction, then for all exchanges that occur after the effective date of such transaction (i) the consideration due upon exchange of each $1,000 principal amount of notes shall be solely cash in an amount equal to the exchange rate in effect on the exchange date (as may be increased by any additional shares as described under “—Adjustment to Shares Delivered Upon Exchange Upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of AK Holding common stock in such transaction and (ii) we will satisfy our exchange obligation by paying cash to exchanging holders on the third business day immediately following the exchange date. We will notify holders, the trustee and the exchange agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily exchange values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change), AK Holding’s board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the exchange rate that becomes effective, or any event requiring an adjustment to the exchange rate where the ex-dividend date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily exchange values or the daily settlement amounts are to be calculated.

Adjustment to Shares Delivered Upon Exchange Upon a Make-Whole Fundamental Change

If the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the notes and a holder elects to exchange its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the exchange rate for the notes so surrendered for exchange by a number of additional shares of AK Holding common stock (the “additional shares”), as described below. An exchange of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of exchange of the notes is received by the exchange agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

Upon surrender of notes for exchange in connection with a make-whole fundamental change, we will pay or deliver, as the case may be, the consideration due in respect of such exchanged notes, based on the exchange rate as increased to reflect the additional shares pursuant to the table set forth below, as described under “—Exchange Rights—Settlement Upon Exchange.” However, if the consideration for AK Holding common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any exchange of notes following the effective date of such make-whole fundamental change, the exchange obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of exchanged notes equal to the exchange rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the exchange obligation will be determined and paid to holders in cash on the third business day following the exchange date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the exchange rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of AK Holding common stock in the make-whole fundamental change. If the holders of AK Holding common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of AK Holding common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the exchange rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exchange rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the exchange rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the exchange rate as set forth under “—Exchange Rate Adjustments.”

The following table sets forth the number of additional shares to be received per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$
November , 2012
November 15, 2013
November 15, 2014
November 15, 2015
November 15, 2016
November 15, 2017
November 15, 2018
November 15, 2019

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $          per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the exchange rate.

•

If the stock price is less than $          per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the exchange rate.

Notwithstanding the foregoing, in no event will the exchange rate per $1,000 principal amount of notes exceed , subject to adjustment in the same manner as the exchange rate as set forth under “—Exchange Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than AK Holding, its subsidiaries and its and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity of AK Holding representing more than 50% of the voting power of such common equity;

(2) the consummation of (A) any recapitalization, reclassification or change of AK Holding common stock (other than changes resulting from a subdivision or combination) as a result of which AK Holding common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of AK Holding pursuant to which AK Holding common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of AK Holding and its subsidiaries, taken as a whole, to any person other than one of AK Holding’s subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of AK Holding’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3) “continuing directors” (as defined below) cease to constitute at least a majority of the board of directors of AK Holding;

(4) our or AK Holding’s stockholders approve any plan or proposal for the liquidation or dissolution of us or AK Holding, as applicable; or

(5) AK Holding common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by AK Holding common stockholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become exchangeable for such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Exchange Rights—Settlement Upon Exchange”).

“Continuing director” means a director who either was a member of the board of directors of AK Holding on the date of this prospectus supplement or who becomes a member of the board of directors of AK Holding subsequent to that date and whose election, appointment or nomination for election by the stockholders of AK Holding is duly approved by a majority of the continuing directors on the board of directors of AK Holding at the time of such approval, either by a specific vote or by approval of the proxy statement issued by AK Holding on behalf of the entire board of directors of AK Holding in which such individual is named as nominee for director.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the exchange agent, if applicable;

•	if applicable, the exchange rate and any adjustments to the exchange rate;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be exchanged only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase or if not certificated, the notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes or, if not certificated, the notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and not validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

We will not be required to make a repurchase offer if a third-party acquirer of us makes the repurchase offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a repurchase offer made by us and purchases all notes validly tendered and not withdrawn under such repurchase offer.

The repurchase rights of the holders could discourage a potential acquirer of AK Holding or us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our or AK Holding’s financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us or AK Holding.

Furthermore, holders may not be entitled to require us to repurchase their notes upon a fundamental change or entitled to an increase in the exchange rate upon exchange as described under “—Adjustment to Shares Delivered Upon Exchange Upon a Make-Whole Fundamental Change” in certain circumstances involving a significant change in the composition of the board of AK Holding, including in connection with a proxy contest where the board of AK Holding does not endorse a dissident slate of directors but approves them for purposes of the definition of “continuing directors” above.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of the consolidated assets of AK Holding. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of the assets of AK Holding may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Relating to the Notes and This Offering—We may not have the ability to raise the funds necessary to settle exchanges of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon exchange or repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

Neither we nor AK Holding will consolidate with, merge with or into, directly or indirectly, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person, or permit any Person to merge with or into it, unless:

(1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets (the “Surviving Person”), shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of its obligations under the indenture and the notes;

(2) immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

(3) it delivers to the trustee an officers’ certificate and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

It is understood that AK Holding may merge with or into us pursuant to the provisions described above.

The Surviving Person will succeed to, and except in the case of a lease be substituted for, us or AK Holding, as applicable, under the indenture and the notes.

For purposes of this “Description of Notes,” “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

In addition, neither we nor AK Holding will enter into or consummate any transaction or series of related transactions if, as a result of such transaction or transactions (i) the obligor on the notes is not AK Holding (if the notes are then exchangeable for cash and shares of AK Holding common stock, if any) or a wholly owned subsidiary of AK Holding fully and unconditionally guarantees the notes or (ii) the obligor on the notes is not the issuer of the reference property underlying the notes (if the notes are then exchangeable for cash and reference property, if any).

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default with respect to the notes:

(1) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, upon any required repurchase (whether by us or a third-party acquirer) or otherwise;

(2) default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days;

(3) our failure to comply with our obligation to exchange the notes in accordance with the indenture upon exercise of a holder’s exchange right;

(4) our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or notice of a specified corporate transaction as described under “—Exchange Upon Specified Corporate Events,” in each case when due;

(5) we default in the performance of or breach any other covenant or agreement in the indenture applicable to the notes or under the notes (other than a default specified in clause (1), (2), (3) or (4) above) and such default or breach continues for a period of 90 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the notes;

(6) there occurs with respect to any issue or issues of indebtedness of AK Holding, us or any significant subsidiary (as defined in the indenture) having an outstanding principal amount of $75 million or more in the aggregate for all such issues of all such Persons, whether such indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such indebtedness to be due and payable prior to its stated maturity and such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(7) any final judgment or order (not covered by insurance) for the payment of money in excess of $75 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against AK Holding, us or any significant subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $75 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(8) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of AK Holding, us or any significant subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of AK Holding, us or any significant subsidiary or for all or substantially all of the property and assets of AK Holding, us or any significant subsidiary or (C) the winding-up or liquidation of the affairs of AK Holding, us or any significant subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(9) we, AK Holding, or any significant subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of AK Holding, us or any significant subsidiary or for all or substantially all of the property and assets of AK Holding, us or any significant subsidiary or (C) effects any general assignment for the benefit of creditors; or

(10) any guarantor repudiates its obligations under its note guarantee or, except as permitted by the indenture, any note guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.

If an event of default (other than an event of default specified in clause (8) or (9) above that occurs with respect to us) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to us (and to the trustee if such notice is given by the holders), may declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an event of default set forth in clause (6) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such event of default pursuant to clause (6) shall be remedied or cured by AK Holding, us or the relevant significant subsidiary or waived by the holders of the relevant indebtedness within 60 days after the declaration of acceleration with respect thereto. If an event of default specified in clause (8) or (9) above occurs with respect to us, the principal of, premium, if any, and accrued interest on the notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes by written notice to us and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing events of default, other than the nonpayment of the principal of, premium, if any, and interest on the notes and the consideration due upon exchange that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. A holder may not pursue any remedy with respect to the indenture or the notes unless:

(1) the holder gives the trustee written notice of a continuing event of default;

(2) the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

(3) such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or the consideration due upon exchange of such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

One of our officers must certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of our activities and our subsidiaries and our and our subsidiaries’ performance under the indenture and that we have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust

Indenture Act any documents or reports that AK Holding is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during the 60-day period on which such event of default is continuing beginning on, and including, the date on which such an event of default first occurs.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 61st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 61st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 60 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 60-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Payments of the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Waiver

The indenture may be amended, with respect to the notes, without the consent of any holder, to:

(1) cure any ambiguity, defect or inconsistency in the indenture, provided that such amendments shall not adversely affect the interests of holders in any material respect;

(2) comply with the provisions described under “—Consolidation, Merger and Sale of Assets”;

(3) comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act or in order to maintain such qualification;

(4) evidence and provide for the acceptance of appointment by a successor trustee;

(5) provide for the issuance of additional notes;

(6) add guarantees with respect to the notes;

(7) secure the notes;

(8) add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(9) make any change that, in the good faith opinion of our board of directors, does not materially and adversely affect the rights of any holder; or

(10) to conform any provision to this “Description of Notes.”

Modifications and amendments of the indenture affecting the notes may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby,

(1) change the stated maturity of the principal of, or any installment of interest on, any note;

(2) reduce the principal amount of, or premium, if any, or interest on, any note;

(3) make any change that adversely affects the exchange rights of any notes;

(4) reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5) change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

(6) impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any note;

(7) waive a default in the payment of principal of, premium, if any, or interest on the notes;

(8) modify any of the provisions of this “Modification and Waiver” section requiring the consent of a requisite number of holders, except to increase any percentage requiring consent or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note;

(9) release any guarantor from its guarantee, except as provided in the indenture; or

(10) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any fundamental change repurchase date, upon exchange or otherwise, cash and/or (in the case of exchange) shares of AK Holding common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of AK Holding common stock, accrued interest payable on the notes and the exchange rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the exchange agent, and each of the trustee and the exchange agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Inapplicable Provisions of the Base Indenture

Sections 10.01 through 10.02 and Sections 10.05 through 10.10 of the base indenture will not apply to the notes.

Reports

Whether or not we are then required to file reports with the SEC, we shall file with the SEC all such reports and other information as we would be required to file with the SEC by Section 13(a) or 15(d) under the Exchange Act if we were subject thereto within the time periods specified by the SEC’s rules and regulations. We shall supply the trustee and each holder who so requests or shall supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information. We shall be deemed to have complied with this covenant to the extent that AK Holding files all reports and other information required to be filed with the SEC by Section 13(a) or 15(d) under the Exchange Act relating to AK Holding and its consolidated subsidiaries, including us.

Trustee

U.S. Bank, National Association is the trustee, security registrar, paying agent and exchange agent. U.S. Bank, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and exchange agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture provides that it and the notes will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Each global note and beneficial interests in each global note will be subject to restrictions on transfer as described under “Notice to Investors.” Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as DTC’s partnership nominee.

Depository Procedures for the Global Notes

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Upon issuance, each of the global notes will be deposited with the trustee, as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as DTC’s partnership nominee, in each case for credit to an account of direct or indirect participant in DTC, as described below. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the global notes, DTC will credit the accounts of participants designated by the underwrtiters with portions of the principal amount of the global notes;

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ownership of these interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes); and

•

that DTC has no knowledge of the actual beneficial owners in each global note; DTC’s records reflect only the identity of the participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

All interests in a global note may be subject to the procedures and requirements of DTC.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium, if any, interest, and additional interest, if any, on a global note registered in the name of DTC or its nominee will be payable to Cede & Co. in its capacity as the registered holder under the indenture or to such other nominee as may be requested by an authorized representative of DTC. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

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any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records relating to the identity of the participants to whose accounts the global notes are credited or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date. Each relevant participant is credited with an amount proportionate to its interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants have given such direction.

Neither we nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants and indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchanges Among the Global Notes

Beneficial interests in one global note may generally be exchanged for interests in another global note. Depending on whether the transfer is being made during or after the distribution compliance period, and to which global note the transfer is being made, the trustee may require the seller to provide certain written certifications in the form provided in the indenture. In addition, in the case of a transfer of interests to the Institutional Accredited Investor global note, the Trustee may require the buyer to deliver a representation letter in the form provided in the indenture that states, among other things, that the buyer is not acquiring notes with a view to distributing them in violation of the Securities Act.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for definitive notes in registered certificated form (“certificated notes”), if:

•

DTC (a) notifies us that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case we fail to appoint a successor depositary;

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated notes; or

•	we decide to discontinue use of the system of book-entry-only transfers through DTC.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The notes represented by the global notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

DESCRIPTION OF CAPITAL STOCK

AK Holding’s authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share. The following is a summary of all the material provisions of AK Holding common stock and preferred stock. This summary is subject to, and qualified in its entirety by, the provisions of the Restated Certificate of Incorporation and Bylaws of AK Holding and by applicable law. Our Restated Certificate of Incorporation and Bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part, and we refer to them in this prospectus supplement as the certificate of incorporation and bylaws, respectively. The summaries of these documents are qualified in their entirety by reference to the full text of the documents. AK Holding is a Delaware corporation and is subject to the Delaware General Corporation Law.

Common Stock

The holders of AK Holding common stock are entitled to one vote for each share on all matters voted on by the stockholders. The holders of AK Holding common stock do not have any conversion, redemption or preemptive rights. The holders of AK Holding common stock are entitled to dividends as declared by the Board of Directors of AK Holding. On liquidation, holders are entitled to receive on a pro rata basis all assets of AK Holding available for distribution to the holders of common stock. The rights and dividends upon liquidation may be junior to the rights of holders of any preferred stock.

Preferred Stock

There were no shares of AK Holding preferred stock outstanding as of November 9, 2012. The Board of Directors of AK Holding is authorized to provide for the issuance of an aggregate of 25,000,000 shares of preferred stock, in one or more series, and to fix for each series:

•	the designation and number of shares;

•	the dividend rights;

•	the dividend rate;

•	the voting rights;

•	the rights and terms of redemption (including sinking fund provisions);

•	the redemption price;

•	the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any or all of them;

•

whether the shares will be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of AK Holding, and if made so, on what terms;

•	whether the issue of any additional shares of this series or any future series or any other class of stock will have any restrictions and, if so, the nature of these restrictions; and

•	any other designations, powers, preferences, rights, qualifications, limitations and restrictions as are permitted by the Delaware General Corporation Law.

Dividend Rights

Under Delaware law, a corporation may pay dividends out of surplus or, if no surplus exists, out of net profits for the fiscal year in which the dividends are declared and/or of its preceding fiscal year. However, dividends may not be paid out of these net profits if the capital of the corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Dividends may be paid in cash, property, or in shares of capital stock. Before declaring dividends, the Board of Directors can set aside funds for a reserve to meet contingencies, subject to the rights of preferred stockholders, if any. The holders of AK Holding common stock are entitled to dividends as declared by the Board of Directors of AK Holding.

Cumulative Voting and Other Rights

Cumulative voting permits a stockholder to cast as many votes in the election of directors for each share of stock held by him as there are directors to be elected and each stockholder may cast all his votes for a single candidate or distribute his votes among two or more candidates, as he chooses. Under Delaware law, cumulative voting is not permitted unless provided for by a specific provision in the certificate of incorporation. AK Holding’s certificate of incorporation does not provide for cumulative voting.

Delaware law requires voting by separate classes only with respect to amendments to the certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes.

Repurchase of Stock

Under Delaware law, a corporation may repurchase or redeem its own stock only out of surplus and only if the capital of the corporation is not impaired or when such redemption would not impair capital. However, a corporation may redeem preferred stock out of capital if those shares will be retired upon redemption and the stated capital of the corporation is reduced pursuant to a resolution of its Board of Directors by the amount of capital represented by those shares.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

Charter Amendments

Delaware law provides that the certificate of incorporation of a corporation may be amended upon adoption by the board of directors of a resolution setting forth the proposed amendment and declaring its advisability, followed by the favorable vote of the holders of a majority of the outstanding stock entitled to vote on the amendment. It also provides that a certificate of incorporation may require a greater vote for amendment than would otherwise be required under Delaware law. Subject to the requirements of Delaware law, the provisions of our certificate of incorporation may be amended by the affirmative vote of the holders of a majority of our outstanding common stock.

Bylaws and Regulations

Under Delaware law, the power to adopt, amend or repeal the bylaws is vested in the stockholders unless the certificate of incorporation vests this power in the directors. Vesting this power in the directors does not divest the stockholders of the power to adopt, alter or repeal the bylaws. AK Holding’s certificate of incorporation expressly authorizes the adoption, amendment or repeal of the bylaws by the affirmative vote of a majority of the whole Board of Directors at any regular or special meeting of the Board, or by unanimous written consent of the directors, or by the affirmative vote of the holders of record of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote in respect thereof, given at an annual meeting or at any special meeting.

Board of Directors

Under AK Holding’s bylaws, any director may resign at any time upon written notice and any or all of the directors may be removed with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors. Board vacancies, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors or at a special meeting of the stockholders by the holders of shares entitled to vote for the election of directors.

Action Without a Meeting; Right to Call Special Meeting of Stockholders

Delaware law provides that any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of stock having not less than the minimum number of votes otherwise required to approve the action consent in writing, unless otherwise provided in the certificate of incorporation. AK Holding’s bylaws do not alter the vote required.

Under Delaware law, special meetings of the stockholders may be called by a corporation’s board of directors or by those persons who are authorized by the corporation’s certificate of incorporation or bylaws. AK Holding’s bylaws provide that special meetings may be called by the Board of Directors or the Chief Executive Officer or upon the written request delivered to the Chief Executive Officer by stockholders holding together at least a majority of all the shares of AK Holding entitled to vote at the meeting. No business other than that stated in the notice will be transacted at any special meeting; provided, however, that matters given by or at the direction of the Board of Directors or otherwise presented at the meeting by or at the direction of the Board of Directors may be presented. In addition, AK Holding’s chairman, in his or her sole discretion, may present, or accept for presentation, procedural matters.

These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board or our stockholders as described above.

Advance Notice Requirements for Nominations

Our bylaws contain advance notice procedures with regard to stockholder proposals related to the nomination of candidates for election as directors. These procedures provide that notice of stockholder proposals related to stockholder nominations for the election of directors must be received by our corporate secretary, in the case of an annual meeting, by close of business on a date that is not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. However, if the annual meeting is called for a date that is more than 30 days before or after that anniversary date, or where no annual meeting has been held within the past year, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

No special meeting of stockholders shall be called for the purpose of removing or electing a director or directors or amending our bylaws; provided, however, that a special meeting may be called for the purpose of removing a director for cause, as such term is defined under Delaware law, and, provided further that the cause alleged must be set forth in the request for the meeting.

A stockholder’s notice to our corporate secretary must be in proper written form and must set forth information related to the stockholder giving the notice and the beneficial owner (if any) on whose behalf the nomination is made, including:

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a representation that such stockholder is a holder of record or beneficial owner of our stock entitled to vote at the meeting and the name and address, as they appear on our books, of such stockholder and any stockholder of record of the stockholder’s shares,

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the class and number of shares of our stock that are owned of record and beneficially by such stockholder and owned by any stockholder of record of such stockholder’s shares, as of the date of the stockholder’s notice, and a representation that such stockholder shall notify us in writing of the number of such shares owned of record and beneficially as of the record date for the meeting promptly following the record date;

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a description of any agreement, arrangement or understanding with respect to the nomination between or among such stockholder and any of its affiliates or associates, and any other person or persons (including their names), and a representation that the stockholder shall notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the record date;

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a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the notice by, or on behalf of, such shareholder, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such shareholder with respect to shares of stock of AK Holding, and a representation that such shareholder shall notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the record date;

•	a representation that such shareholder intends to appear in person or by proxy at the meeting to propose the nomination; and

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a representation whether such shareholder intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the proposed nominee, and/or otherwise to solicit proxies from stockholders in support of the nomination.

As to each person whom the stockholder proposes to nominate for election as a director:

•

all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act; and

•	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Advance Notice Requirements for Stockholder Proposals

Our bylaws contain advance notice procedures with regard to stockholder proposals not related to director nominations. These notice procedures, in the case of an annual meeting of stockholders, are the same as the notice requirements for stockholder proposals related to director nominations discussed above insofar as they relate to the timing of receipt of notice by our corporate secretary.

A stockholder’s notice to our corporate secretary must be in proper written form and must set forth, as to each matter the stockholder and the beneficial owner (if any) proposes to bring before the meeting:

•	the business desired to be brought before the meeting;

•	the reasons for conducting such business at the meeting;

•	any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•

all agreements, arrangements and understandings between or among the stockholder and beneficial owner, if any, and its or their affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such business, and a representation that the stockholder shall notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the record date.

As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

•

a representation that such stockholder is a holder of record or beneficial owner of stock of AK Holding entitled to vote at the meeting and the name and address of such stockholder, and of such beneficial owner or stockholder of record of the shares owned by such stockholder, if any, as they appear on the Corporation’s books;

•

the class and number of shares of stock which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner or stockholder of record of the shares owned by such stockholder, if any, as of the date of the stockholder’s notice, and a representation that the stockholder shall notify us in writing of the number of such shares owned of record and beneficially as of the record date for the meeting promptly following the record date;

•

any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date the notice by, or on behalf of, such shareholder, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such shareholder with respect to shares of stock of AK Holding, and a representation that such shareholder shall notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the record date;

•	a representation that the stockholder giving the notice intends to appear in person or by proxy at the meeting to propose the matter; and

•

a representation as to whether the stockholder giving the notice intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the matter, and/or otherwise to solicit proxies from stockholders in support of such stockholder’s proposal or position.

Mergers and Consolidations

Under Delaware law, mergers or consolidations, other than so-called parent-subsidiary mergers, must be approved by the directors of each constituent corporation and adopted by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the agreement, or by a greater vote if provided in the certificate of incorporation. AK Holding’s certificate of incorporation does not alter the vote required. Under Delaware law, the separate vote of any class of shares is not required. Additionally, Delaware law provides that, unless its certificate of incorporation provides otherwise, no vote of the stockholders of the surviving corporation is required to approve the merger if:

•	the agreement of merger does not amend in any respect the corporation’s certificate of incorporation;

•	each share outstanding immediately prior to the effective date is to be an identical outstanding or treasury share of the surviving corporation after the effective date; and

•

the number of shares of the surviving corporation’s common stock to be issued in the merger plus the number of shares of common stock into which any other securities to be issued in the merger are initially convertible does not exceed 20% of its common stock outstanding immediately prior to the effective date of the merger.

Other Corporate Transactions

Delaware law requires a majority vote on disposition of all or substantially all of a corporation’s assets and on dissolutions, unless a greater vote is provided for in the certificate of incorporation. AK Holding’s certificate of incorporation does not alter the vote required.

Loans to Officers and Directors

Delaware law permits a corporation to lend money to, or to guarantee an obligation of, an officer or other employee of the corporation or any subsidiary of the corporation, including an officer or employee who is also a director of the corporation or of its subsidiaries, whenever that loan or guarantee may, in the judgment of the directors, reasonably be expected to benefit the corporation. Delaware law generally does not impose liability on the directors who vote for or assent to the making of a loan to an officer, director, or stockholder.

Fiduciary Duties of Directors

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its boards of directors. In exercising their powers, directors are charged with the fiduciary duties of loyalty and care. A party challenging the decision of a board of directors generally bears the burden of rebutting the applicability of the so-called “business judgment rule,” a presumption that, in making a business decision, directors acted on an informed basis, in good faith and in the honest belief that the action was taken in the best interests of the corporation, by demonstrating that, in reaching their decision, the directors breached one or more of their fiduciary duties. Unless this presumption is rebutted, the business judgment exercised by directors in making their decisions is not subject to judicial review. Where, however, the presumption is rebutted, and in some other circumstances, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. In spite of the business judgment rule, Delaware courts may subject directors’ conduct to enhanced scrutiny in taking defensive actions in response to a threat to corporate control or approving a transaction resulting in a sale of control.

Liability of Directors

Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Certificate of Incorporation of each of AK Holding and AK Steel has eliminated the personal liability of its directors to the fullest extent permitted by law.

Indemnification of Directors and Officers

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any current or former director, officer, employee or agent of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Article Seventh of the Certificate of Incorporation of AK Holding states that we shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer or employee of AK Holding, or is or was serving at the request of AK Holding as a director, officer or employee of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, penalties amounts paid in settlement and other liabilities actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by law, and we may adopt by-laws or enter into agreements with any such person for the purpose of providing such indemnification.

Delaware Business Combination Statute

Under Section 203 of the Delaware General Corporation Law, a corporation is prohibited from engaging in any business combination with a person who, together with his affiliates or associates, owns, or within a three-year period did own, 15% or more of the corporation’s voting stock, an interested stockholder, unless:

•

prior to the date on which the person became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

•	the interested stockholder acquired 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction, or

•

on or after the date on which the person became an interested stockholder, the business combination is approved by the board of directors of the corporation and the affirmative vote, at an annual or special meeting and not by written consent, of at least two-thirds of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder.

A business combination includes:

•	mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder,

•	particular transactions resulting in the issuance or transfer to an interested stockholder of any stock of the corporation or its subsidiaries, and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation; and

•

any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination, or the affiliates and associates of any such person.

AK Holding’s certificate of incorporation does not contain a provision by which we expressly elect not to be governed by Section 203. Our election to be subject to Section 203 may have positive or negative consequences, depending on the circumstances. Being subject to Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with us for a three-year period. Section 203 also may have the effect of preventing changes in our management. Section 203 also could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests. The provisions of Section 203 may cause persons interested in acquiring us to negotiate in advance with our Board of Directors.

Listing

The common stock of AK Holding is listed for trading on the New York Stock Exchange under the symbol “AKS.”

Transfer Agent and Registrar

The transfer agent and registrar for AK Holding common stock is Computershare Investor Services, LLC.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material U.S. federal income and, to a limited extent, estate tax consequences of ownership and disposition of the notes, and of the AK Holding common stock into which the notes may be exchanged, to the holders of notes that purchase such notes in the initial offering at the offering price set forth on the cover page of this prospectus supplement. This discussion is limited to holders who hold the notes and AK Holding common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. The discussion does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, partnerships or other pass-through entities (or investors in such entities), U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons holding notes in connection with hedging transactions, “straddles,” conversion transactions or other integrated transactions, traders in securities that elect to mark-to-market, holders liable for alternative minimum tax or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. In addition, this summary does not address the Medicare tax on certain investment income, any state, local or foreign taxes or any U.S. federal tax laws other than U.S. federal income and estate tax laws (such as gift tax laws).

You are urged to consult with your own tax advisor concerning the U.S. federal income tax consequences of acquiring, owning and disposing of the notes, as well as the application of any state, local, and foreign income and other tax laws.

As used in this section, a “U.S. Holder” is a beneficial owner of notes or AK Holding common stock that is, for U.S. federal income tax purposes:

•	any individual who is a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any State thereof or the District of Columbia,

•	any estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

any trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used in this section, a “Non-U.S. Holder” is a beneficial owner of notes or AK Holding common stock (other than a partnership) that is not a U.S. Holder.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of a note or AK Holding common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership considering an investment in the notes, you should consult with your own tax advisor about the tax consequences of acquiring, holding, and disposing of the notes or AK Holding common stock.

Tax Consequences to U.S. Holders

The Notes

Payments of Interest. Stated interest on the notes will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes.

Sale or Other Disposition. A U.S. Holder generally will recognize gain or loss upon a sale, exchange, retirement (including a redemption) or other taxable disposition of a note in an amount equal to the difference, if any, between (i) the amount realized upon the disposition and (ii) the U.S. Holder’s adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note (excluding the amounts attributable to accrued but unpaid stated interest, which will be taxed as ordinary income to the extent not previously included in income). A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount paid by the U.S. Holder for the note, decreased by the amount of any cash payments made on the note other than cash payments of stated interest.

Generally, any gain or loss on the sale, exchange, retirement (including a redemption) or other taxable disposition of a note will be capital gain or loss. If the U.S. Holder is a non-corporate taxpayer and has held the note for more than one year, such capital gain generally will be eligible for reduced rates of taxation. The deductibility of net capital losses is subject to certain limitations.

Exchange of Notes for AK Holding Common Stock and Cash or Solely for Cash. The tax consequences of the exchange of a note for shares of AK Holding common stock and cash or solely for cash will be determined in the same manner as if you disposed of the note in a taxable disposition (as described above in “—The Notes—Sale or Other Disposition”).

Upon an exchange of a note for shares of AK Holding common stock and cash, a U.S. Holder will generally have a tax basis in any shares of AK Holding common stock received in an amount equal to the fair market value of such AK Holding common stock at the time of the exchange. The U.S. Holder’s holding period for any shares of AK Holding common stock received upon an exchange of a note will generally begin on the date immediately following the date of the exchange.

Constructive Distributions. The exchange rate of the notes will be adjusted in certain circumstances. Although not clear, a U.S. Holder of notes may, in certain circumstances, be deemed to have received a distribution of or with respect to AK Holding common stock if and to the extent that the exchange rate is adjusted.

If AK Holding were to make a taxable distribution of cash or property to its stockholders (for example, distributions of evidences of indebtedness or assets) and the exchange rate of the notes were increased pursuant to the anti-dilution provisions of the indenture, such increase may be deemed to be a distribution to the U.S. Holders of the notes. In addition, any other increase in the exchange rate of the notes (including an adjustment to the exchange rate in connection with a change of control) may, depending on the circumstances, be deemed to be a distribution to the U.S. Holders.

Not all changes in exchange rate that allow U.S. Holders of notes to receive more AK Holding common stock on exchange, however, would result in a constructive distribution. For instance, a change in exchange rate could simply prevent the dilution of the interests of the U.S. Holders of notes upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive stock distributions.

In certain circumstances, the failure to make an adjustment of the exchange rate may result in a taxable distribution to U.S. Holders of notes.

Any deemed distribution will be taxed in the same manner as an actual distribution. See “—AK Holding Common Stock—Distributions” below. However, it is unclear whether such deemed distributions would be eligible for the dividends-received deduction applicable to certain dividends paid to corporate U.S. Holders. U.S. Holders should consult their tax advisors as to the tax consequences of receiving constructive dividends.

AK Holding Common Stock

Distributions. Distributions paid on AK Holding common stock will be treated as dividends to the extent paid out of AK Holding’s current or accumulated earnings and profits and will be includible in income by a U.S. Holder and taxable as ordinary income when received. If a distribution exceeds AK Holding’s current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the AK Holding common stock, and will be applied against and reduce such tax basis (but not below zero). This reduction in basis will increase gain, or reduce loss, realized by the U.S. Holder on the subsequent sale, exchange or other disposition of the AK Holding common stock. Any remaining excess will be treated as a capital gain. Dividends received by corporate U.S. Holders will be eligible for the dividends-received deduction if the U.S. Holders meet certain holding period and other applicable requirements.

Dispositions. A U.S. Holder generally will recognize gain or loss upon a sale, exchange or other taxable disposition of AK Holding common stock in an amount equal to the difference, if any, between (i) the amount realized upon the disposition and (ii) such U.S. Holder’s tax basis in the AK Holding common stock.

Generally, any gain or loss on a sale, exchange or other taxable disposition of AK Holding will be capital gain or loss. If the U.S. Holder is a non-corporate taxpayer and has held the AK Holding common stock for more than one year, such capital gain generally will be eligible for reduced rates of taxation. The deductibility of net capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS in connection with payments on the notes and AK Holding common stock and the proceeds from a sale or other disposition of the notes or AK Holding common stock. In addition, backup withholding will apply if a non-corporate U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding.

Backup withholding is not an additional tax and any amount withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

U.S. Trade or Business Income

For purposes of the discussion below, interest on the notes, dividends on AK Holding common stock, and gains on the sale, exchange or other disposition of the notes and AK Holding common stock will be considered to be “U.S. trade or business income” if such income or gain is:

•	effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business; and

•	in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States.

Generally, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may, under specific circumstances, be subject to an additional “branch profits tax” at a 30% rate (or a lower rate that may be specified by an applicable tax treaty).

Payments on the Notes

Subject to the discussion below on backup withholding and other withholding requirements, interest (including other amounts treated as interest, if any) paid on a note, generally, will not be subject to U.S. federal income tax or withholding if the interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest (including other amounts treated as interest, if any) on the notes will qualify as portfolio interest, and will be eligible for the portfolio interest exemption from withholding tax, if the Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote, (ii) is not a “controlled foreign corporation” with respect to which we are a “related person,” as such terms are defined in the Code, (iii) provides the required certifications, under penalties of perjury, that the beneficial owner of the notes is not a U.S. person on a properly completed and executed IRS Form W-8BEN prior to the payment, and (iv) is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

The gross amounts of interest (including other amounts treated as interest, if any) that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate such withholding tax. U.S. trade or business income generally will be taxed on a net basis at regular graduated U.S. federal income tax rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. Holder generally must provide a properly completed and executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest (including other amounts treated as interest, if any). The information provided in these IRS forms must be periodically updated.

Dividends

Dividends, if any, that are paid to a Non-U.S. Holder of AK Holding common stock (and constructive dividends, if any, resulting from certain adjustments or failure to make adjustments) generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. However, dividends that are U.S. trade or business income are not subject to the withholding tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of an applicable tax treaty, a Non-U.S. Holder must provide us or our paying agent with a properly executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form that the IRS designates, as applicable, prior to the payment of the dividends. The information provided in these IRS forms must be periodically updated.

In the case of any constructive dividend or “dividend equivalent” payment (as discussed below), it is possible that the U.S. federal tax on such amounts would be withheld from interest, shares of AK Holding common stock or redemption proceeds subsequently paid or credited to a Non-U.S. Holder. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund from the IRS for all or a portion of the withholding tax.

Sale or Other Disposition of Notes or AK Holding Common Stock

Subject to the discussion below on backup withholding and other withholding requirements, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding on gain recognized on a sale, exchange (including an exchange of notes into shares of AK Holding common stock) or other taxable disposition of notes or AK Holding common stock (other than in the case of the notes, with respect to payments attributable to accrued interest, which will be taxed as described under “—Payments on the Notes” above), unless:

•	the gain is U.S. trade or business income,

•	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of such disposition and certain other conditions are met, or

•

we are or have been a U.S. real property holding corporation (a “USRPHC”), as defined in the Code, at any time within the five-year period preceding such disposition or the Non-U.S. Holder’s holding period, whichever period is shorter.

With respect to the first bullet point above, if gain recognized by the Non-U.S. Holder on a sale, exchange or other disposition of notes or AK Holding common stock is U.S. trade or business income, the Non-U.S. Holder generally will be taxed in the same manner as a U.S. holder (see “—Tax Consequences to U.S. Holders” above). Non-U.S. Holders whose gains from dispositions of notes or AK Holding common stock may be effectively connected with the conduct of a trade or business in the United States should consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes and AK Holding common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

With respect to the second bullet point above, such a Non-U.S. Holder will be subject to a 30% (or a lower rate as may be specified by an applicable income tax treaty) tax on the amount by which the holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the sale, exchange or other disposition.

With respect to the third bullet point above, we believe that AK Holding is not currently, and is not likely to become, a USRPHC. However, if AK Holding is treated as a USRPHC, so long as the AK Holding common stock is regularly traded on an established securities market, a Non-U.S. Holder will not recognize taxable gain, if any, on a sale, exchange, redemption or other taxable disposition of the notes or AK Holding common stock under the third bullet point above unless:

•

the Non-U.S. Holder recognizes gain on the sale, exchange, redemption or other taxable disposition of AK Holding common stock, and actually or constructively owns more than 5% of AK Holding common stock at any time during the five-year period ending on the date of disposition or, if shorter, the Non-U.S. Holder’s holding period for the AK Holding common stock;

•

the Non-U.S. Holder recognizes gain on the sale, exchange, redemption or other taxable disposition of the notes, the notes are considered to be regularly traded on an established securities market, and the Non-U.S. Holder actually or constructively owns more than 5% of the notes at any time during the five-year period ending on the date of disposition or, if shorter, the Non-U.S. Holder’s holding period for the notes; or

•

the Non-U.S. Holder recognizes gain on the sale, exchange, redemption or other taxable disposition of the notes, the notes are not considered to be regularly traded on an established securities market, and, as of the latest date that the Non-U.S. Holder acquired any of the notes, the fair market value of all notes held by the Non-U.S. Holder had a fair market value greater than 5% of the fair market value of AK Holding common stock.

Section 871(m) of the Code imposes a withholding tax at a 30% rate (or a lower rate as may be specified by an applicable income tax treaty) on certain “dividend equivalents,” paid to non-U.S. persons. Proposed Treasury regulations under section 871(m), when finalized, may require withholding with respect to the notes to the extent the exchange rate is adjusted as a result of a dividend paid on AK Holding common stock, or potentially in the absence of an adjustment. It is possible that the final regulations will be retroactively applied to dividend equivalents previously deemed paid. The amount and timing of any withholding tax imposed under section 871(m) may differ from the general withholding required on dividends and constructive dividends, as described above under “—Dividends.” It is possible that the applicable tax imposed under section 871(m) would be withheld from cash payments of interest or from cash received upon exchange.

Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would have been:

•	subject to U.S. federal withholding tax, in the case of interest payments (even if the IRS Form W-8BEN certification requirement described above were satisfied); or

•	U.S. trade or business income.

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the AK Holding common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Interest payments on the notes and any dividends on the AK Holding common stock paid to a Non-U.S. Holder must be reported annually to the IRS and to Non-U.S. Holders. Copies of these information returns also may be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of various treaties or agreements for the exchange of information. Unless the Non-U.S. Holder is an exempt recipient, interest payments on the notes, dividends paid on AK Holding common stock, and the proceeds received from a taxable disposition of the notes and AK Holding common stock may be subject to additional information reporting and may also be subject to U.S. federal backup withholding (currently at a rate of 28%, which is scheduled to increase to 31% for payments made after December 31, 2012) if such Non-U.S. Holder fails to comply with applicable U.S. information reporting and certification requirements. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. Any amounts so withheld under the backup withholding rules will be refunded by the IRS or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Other Withholding Requirements

Under legislation enacted in 2010 and administrative guidance, a 30% U.S. federal withholding tax may apply to interest or dividends (including constructive dividends and dividend equivalents) paid after December 31, 2013 and the gross proceeds from a disposition of the notes or AK Holding common stock occurring after December 31, 2016 paid to (i) a foreign financial institution (whether such foreign financial institution is the beneficial owner or an intermediary) unless such foreign financial institution agrees to verify, report, and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity (whether such non-financial foreign entity is the beneficial owner or an intermediary) unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each such substantial U.S. owner and certain other specified requirements are met. The legislation contains a grandfathering provision that exempts from withholding any payment under, or gross proceeds from a disposition of, an obligation that is outstanding on March 18, 2012, and proposed U.S. Treasury regulations would extend this grandfathering provision to obligations that are outstanding on January 1, 2013. These proposed regulations are not effective until finalized, however, and unless and until they are so finalized, taxpayers are not entitled to rely on them. The grandfather provision will not apply with respect to shares of AK Holding common stock that may be received upon exercise of the right to exchange notes. You should consult your own tax advisors regarding this legislation and whether it may be relevant to your acquisition, ownership, and disposition of the notes and shares of AK Holding common stock that may be received upon exercise of the right to exchange notes.

You should consult your own tax advisor as to particular tax consequences to you of acquiring, holding, and disposing (including the exchange) of notes, including the applicability and effect of other U.S. federal, state, local or foreign tax laws, and of any proposed changes in applicable law.

UNDERWRITING; CONFLICTS OF INTEREST

We are offering the notes described in this prospectus supplement through a number of underwriters. Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are acting as representatives of the underwriters and, together with Citigroup Global Markets, Inc., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC as joint book-running managers of the offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the principal amount of notes listed next to its name in the following table:

Name	Principal Amount of Notes
Credit Suisse Securities (USA) LLC	$
J.P. Morgan Securities LLC
Citigroup Global Markets, Inc.
Wells Fargo Securities, LLC
Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
PNC Capital Markets LLC

Total		$125,000,000

The underwriters are committed to purchase all the notes offered pursuant to the underwriting agreement if they purchase any notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the notes directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of     % of the principal amount of the notes. After the initial public offering of the notes, the offering price and other selling terms may be changed by the underwriters. Sales of notes made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to $18,750,000 principal amount of notes from us to cover sales of notes by the underwriters which exceed the principal amount of notes specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any notes are purchased with this option, the underwriters will purchase notes in approximately the same proportion as shown in the table above. If any additional notes are purchased, the underwriters will offer the additional notes on the same terms as those on which the notes are being offered.

The underwriting fee is equal to the public offering price per note less the amount paid by the underwriters to us per note. The underwriting fee is     % of the principal amount of the notes. The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes.

	Without option exercise	With full option exercise
Per Note	%	%
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $        .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of notes to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We and AK Holding have agreed that we and AK Holding will not (i) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, the notes, any shares of AK Holding common stock or securities convertible into or exercisable or exchangeable for any shares of AK Holding common stock, or publicly disclose the intention to make any such offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the notes, any shares of AK Holding common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of AK Holding common stock or such other securities, in cash or otherwise), or (iii) make any demand for or exercise any right with respect to the registration of the notes, any shares of AK Holding common stock or any security convertible into or exercisable or exchangeable for any shares of AK Holding common stock, in each case without the prior written consent of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC for a period of 90 days after the date of this prospectus, other than (x) the notes to be sold in this offering, shares of common stock of AK Holdings underlying the notes and the shares of AK Holding common stock to be offered by AK Holding in a concurrent offering as described herein, (y) shares of AK Holding common stock, options to purchase shares of AK Holding common stock, restricted stock or restricted stock units granted pursuant to our existing management incentive plans and (z) shares of AK Holding common stock issued upon the exercise of options, or vesting of restricted stock or restricted stock units, pursuant to our existing management incentive plans.

Our directors and executive officers have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of AK Holding common stock or any securities convertible into or exercisable or exchangeable for AK Holding common stock (including, without limitation, the notes, AK Holding common stock or such other securities which may be deemed to be beneficially owned by such directors or executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of notes, AK Holding common stock or such other securities, whether any such transaction described in clause (1) above or (2) is to be settled by delivery of notes, AK Holding common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of notes, any shares of AK Holding common stock or any security convertible into or exercisable or exchangeable for AK Holding common stock, in each case other than (A) notes to be sold pursuant to the underwriting agreement, (B) transfers of notes or shares of AK Holding common stock as a bona fide gift or gifts, (C) transfers of notes or shares of AK Holding common stock to any immediate family, trust for the direct or indirect benefit of such directors and officers or the immediate family of such directors and officers or any of their successors upon death, or any partnerships or limited liability company, the partners or members of which consist of such directors and officers and/or immediate family members of such directors and officers, and in each case such transfer does not involve a disposition for value (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin), (D) distributions of shares of AK Holding common stock to members, limited or general partners, stockholders or affiliates of such directors and officers, (E) transfers of notes or shares of AK Holding common stock to any beneficiary of such directors and officers pursuant to a will, other testamentary document or applicable laws of descent, (F) transfers of notes or shares of AK Holding common stock to such directors’ and officers’ affiliates or to any investment fund or other entity controlled or managed by such directors and officers, (G) transactions relating to shares of AK Holding common stock or other securities acquired in open market transactions after the completion of this offering, and (H) the transfer of any shares of AK Holding common stock upon the exercise of options to purchase shares of AK Holding common stock or the vesting, delivery or settlement of restricted shares, restricted stock units or other awards to provide for any withholding taxes on the exercise, vesting, delivery or settlement thereof or to pay the exercise price thereof; provided that in the case of any transfer or distribution pursuant to clauses (B) through (F), each donee or distributee shall execute and deliver to the Representative a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clauses (B) through (H), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 90-day period referred to above). In addition, the restrictions set forth above shall not apply to the establishment of a trading plan by such directors and officers pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of AK Holding common stock, provided that such plan does not provide for the transfer of shares of AK Holding common stock during the 90-day period referred to above and no filing under the Exchange Act, or other public announcement (other than a filing on a Form 5 made after the expiration of the 90-day period referred to above), shall be required or shall be made voluntarily in connection with the establishment of such plan until after the expiration of the 90-day period referred to above.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Shares of AK Holding common stock are listed on the New York Stock Exchange.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling notes in the open market for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress. These stabilizing transactions may include making short sales of the notes, which involves the sale by the underwriters of a greater number of notes than they are required to purchase in this offering, and purchasing notes on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional notes referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option, in whole or in part, or by purchasing notes in the open market. In making this determination, the underwriters will consider, among other things, the price of notes available for purchase in the open market compared to the price at which the underwriters may purchase notes through their option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase notes in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the notes, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase notes in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those notes as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes, and, as a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time.

Other Relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Specifically, affiliates of each of the underwriters serve as lenders under our Credit Facility, for which an affiliate of J.P. Morgan Securities LLC serves as administrative agent, affiliates of certain of the underwriters serve in additional capacities and J.P. Morgan Securities LLC and Wells Fargo Capital Finance, LLC, an affiliate of Wells Fargo Securities, LLC, served as joint lead arrangers and co-book managers. In addition, certain of the underwriters are acting as underwriters in the concurrent offering of AK Holding’s shares of common stock and certain of the underwriters may act as underwriters in future offerings of debt or equity securities.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus supplement may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive,

provided that no such offer of securities described in this prospectus supplement shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each representative has represented and agreed that:

(A)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(B)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

CONFLICT OF INTEREST

More than 5% of the net proceeds of the offering will be received by each of Bank of America N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citibank, N.A., an affiliate of Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, and Wells Fargo Capital Finance, LLC, an affiliate of Wells Fargo Securities, LLC, and additional net proceeds will be received by affiliates of certain other underwriters, as repayment of the borrowings we have received from these lenders under AK Steel’s Credit Facility. Because Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are participating underwriters in this offering, a “conflict of interest” is deemed to exist under the applicable provisions of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121, which require that a “qualified independent underwriter,” as defined by the FINRA rules, participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence in respect thereto. Morgan Stanley & Co. LLC is serving in that capacity and will receive a fee for such services. We have agreed to indemnify Morgan Stanley & Co. LLC against certain liabilities incurred in connection with acting as qualified independent underwriter for the offering, including liabilities under the Securities Act. In addition, in accordance with Rule 5121, none of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, nor any other underwriter that is deemed to have a “conflict of interest” under the FINRA rules, will make sales to discretionary accounts without the prior written consent of the customer.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York will pass upon the validity of the notes on behalf of AK Steel and the guarantee of the notes on behalf of AK Holding. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in the prospectus supplement by reference from AK Holding’s Annual Report on Form 10-K and the effectiveness of AK Holding’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the change in method of presenting comprehensive income in 2011 and express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

AK Holding is subject to the informational requirements of the Exchange Act and, in accordance with these requirements, AK Holding files reports and other information relating to its business, financial condition and other matters with the SEC. AK Holding is required to disclose in such reports certain information, as of particular dates, concerning its operating results and financial condition, officers and directors, principal holders of shares, any material interests of such persons in transactions with us and other matters. AK Holding’s filed reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of such site is: www.sec.gov. Reports, proxy statements and other information concerning AK Holding’s business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

Our Internet website is www.aksteel.com. We make available free of charge on our website AK Holding’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC. Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus is not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to that information. We hereby “incorporate by reference” the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede the information in this prospectus and the documents listed below.

•	AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including portions of AK Holding’s Schedule 14A filed on April 9, 2012, incorporated by reference therein;

•	AK Holding’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

•

AK Holding’s Current Reports on Form 8-K filed on February 7, 2012, March 14, 2012, March 22, 2012, May 25, 2012 (only with respect to Items 5.02 and 5.07), October 5, 2012, as amended by an amendment on Form 8-K/A filed on October 22, 2012, and November 13, 2012 (only with respect to Item 8.01); and

•

future filings made by AK Holding and AK Steel with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering; provided that this prospectus will not incorporate any information that we may furnish to the SEC under Item 2.02 or Item 7.01 unless specifically provided in such Form 8-K.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, Telephone No. (513) 425-5000.

PROSPECTUS

AK STEEL CORPORATION

DEBT SECURITIES

AK STEEL HOLDING CORPORATION

COMMON STOCK

GUARANTEES

AK Steel Corporation (“AK Steel”) may from time to time offer to sell its debt securities, which will be fully and unconditionally guaranteed by AK Steel Holding Corporation (“AK Holding”), the parent of AK Steel. Such debt securities may be convertible or exchangeable for or exercisable into shares of common stock of AK Holding.

AK Holding may from time to time offer to sell shares of its common stock. AK Holding’s common stock is listed on the New York Stock Exchange and trades under the ticker symbol “AKS.”

AK Steel and AK Holding may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. AK Steel and AK Holding will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus. AK Steel and AK Holding will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

The principal executive offices of the registrants are located at 9227 Centre Pointe Drive, West Chester, Ohio, 45069, and their telephone number at that address is (513) 425-5000.

Investing in the securities involves risks. See “Risk Factors” on page 2 of this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus or any applicable prospectus supplement to read about factors you should consider before investing in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that contains a description of those securities.

The date of this prospectus is November 13, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus, any prospectus supplement and any free writing prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus, any earlier prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and any free writing prospectus. We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise stated, or the context otherwise requires, references in this prospectus to “we,” “us” and “our” are to AK Holding and its consolidated subsidiaries, including AK Steel.

WHERE YOU CAN FIND MORE INFORMATION

AK Holding is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance with these requirements, AK Holding files reports and other information relating to its business, financial condition and other matters with the SEC. AK Holding is required to disclose in such reports certain information, as of particular dates, concerning its operating results and financial condition, officers and directors, principal holders of shares, any material interests of such persons in transactions with us and other matters. AK Holding’s filed reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of such site is: www.sec.gov. Reports, proxy statements and other information concerning AK Holding’s business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

Our Internet website is www.aksteel.com. We make available free of charge on our website AK Holding’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC. Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus is not part of this prospectus.

1

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to that information. We hereby “incorporate by reference” the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede the information in this prospectus and the documents listed below.

•	AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including portions of AK Holding’s Schedule 14A filed on April 9, 2012, incorporated by reference therein;

•	AK Holding’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

•

AK Holding’s Current Reports on Form 8-K filed on February 7, 2012, March 14, 2012, March 22, 2012, May 25, 2012 (only with respect to Items 5.02 and 5.07), October 5, 2012, as amended by an amendment on Form 8-K/A filed on October 22, 2012, and November 13, 2012 (only with respect to Item 8.01); and

•

future filings made by AK Holding and AK Steel with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus; provided that this prospectus will not incorporate any information that we may furnish to the SEC under Item 2.02 or Item 7.01 unless specifically provided in such Form 8-K.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, Telephone No. (513) 425-5000.

BUSINESS

We are an integrated producer of flat-rolled carbon, stainless and electrical steels and tubular products, with seven steelmaking and finishing plants located in Indiana, Kentucky, Ohio and Pennsylvania. We produce value-added carbon steels (premium-quality coated and cold-rolled) and hot-rolled carbon steel products for the automotive, infrastructure and manufacturing, and distributors and converters markets. Our stainless steel products are sold in sheet and strip form primarily to customers in the automotive industry, as well as to manufacturers of food handling, chemical processing, pollution control, medical and health equipment, and to distributors and service centers. Our electrical steels, which are iron-silicon alloys with unique magnetic properties, are sold primarily to manufacturers of power transmission and distribution transformers. Our tubular products business line, known as AK Tube, consists of finished flat-rolled carbon and stainless steel that is welded into tubing, which is used primarily in the automotive, large truck, industrial and construction markets. In addition, our operations include European trading companies which buy and sell steel and steel products and other materials.

During 2011, we entered into a joint venture (“Magnetation”) whereby we acquired a 49.9% equity interest in Magnetation LLC, a company headquartered in Minnesota that produces iron ore concentrate from previously-mined ore reserves. In addition, we purchased a private company headquartered in Pennsylvania that we renamed AK Coal Resources, Inc. (“AK Coal”), which controls and is developing metallurgical coal reserves. These investments will supply approximately 50% of our annual iron ore and coal needs and are intended to provide a financial hedge against global market price increases and to enable us to acquire key raw materials at a substantial discount to the market price. Although the full benefit of these investments will likely not be realized until 2015 or later, we will start to see some of the benefits in 2013.

The registered and principal executive offices of AK Holding and AK Steel are located at 9227 Centre Pointe Drive, West Chester, Ohio 45069, and their telephone number at that address is (513) 425-5000.

RISK FACTORS

Investing in our securities involves risks. Before deciding to purchase any of our securities, you should carefully consider the discussion of risks and uncertainties under “Item 1A—Risk Factors” in AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Report on Form 10-Q

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for the fiscal quarter ended June 30, 2012, each of which is incorporated by reference in this prospectus, and under similar headings in AK Holding’s subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any other documents incorporated by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus. See the section entitled “Where You Can Find More Information” in this prospectus. The risks and uncertainties discussed in the documents incorporated by reference in this prospectus are those we currently believe may materially affect us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus and the documents incorporated by reference herein that are based on our management’s beliefs and assumptions and on information available to our management at the time such statements were made. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “should” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	reduced selling prices and shipments associated with a highly competitive, cyclical industry and weakened economies;

•	changes in the cost of raw materials and energy;

•	severe financial hardship or bankruptcy of one or more of our major customers;

•	reduced demand in key product markets;

•	competitive pressure from increased global steel production and imports;

•	excess inventory of raw materials;

•	issues with respect to our supply of raw materials, including disruptions or quality issues;

•	disruptions to production or reduced production levels;

•	our healthcare and pension obligations and related laws and regulations, which could include the recognition of a corridor charge with respect to our pension and other postretirement benefit plans;

•	not timely reaching new labor agreements;

•	major litigation, arbitrations, environmental issues and other contingencies;

•	costs associated with environmental compliance;

•	regulatory compliance and changes;

•	climate change and greenhouse gas emission limitations and regulations;

•	financial, credit, capital or banking markets;

•	the value of our net deferred tax assets;

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•	lower quantities or quality of estimated coal reserves of AK Coal;

•	increased governmental regulation of mining activities; and

•	inability to hire or retain skilled labor and experienced manufacturing and mining managers.

The risk factors discussed under “Risk Factors” in this prospectus, under “Item 1A.—Risk Factors” in AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and under similar headings in AK Holding’s subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in the other documents incorporated by reference into this prospectus or in any applicable prospectus supplement, could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. We expressly disclaim any obligation to update our forward-looking statements other than as required by law.

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus or any applicable free writing prospectus, we will use the net proceeds from the sale of any debt securities or common stock that may be offered hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, reducing or refinancing our indebtedness or the indebtedness of our subsidiaries, financing possible acquisitions and redeeming outstanding securities. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, common stock or guarantees that may be offered under this prospectus.

PLAN OF DISTRIBUTION

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Weil, Gotshal & Manges LLP, New York, New York, will pass upon the validity of the debt securities on behalf of AK Steel and the guarantees and common stock on behalf of AK Holding.

EXPERTS

The consolidated financial statements incorporated in the prospectus by reference from AK Holding’s Annual Report on Form 10-K and the effectiveness of AK Holding’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the change in method of presenting comprehensive income in 2011 and express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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$125,000,000

AK Steel Corporation

    % Exchangeable Senior Notes due 2019

Prospectus Supplement

Joint Book-Running Managers

Credit Suisse	J.P. Morgan

Citigroup	Wells Fargo Securities	Morgan Stanley	BofA Merrill Lynch

Co-Managers

Barclays	PNC Capital Markets LLC

November    , 2012